Exhibit 2.1

_____________________________________________________________________________

Agreement and Plan of Merger

Among

Novume Solutions, Inc.,

NeoSystems Holding, LLC,

NeoSystems HoldCo, Inc.,

NeoSystems LLC,

Michael Tinsley,
in his personal capacity

Robert W. Wilson, Jr.,

in his personal capacity

and

Michael Tinsley,
as the Stockholders’ Agent

November 16, 2017

_____________________________________________________________________________

 i

4.2 Power, Authorization and Validity	47
4.3 No Conflict	48
4.4 Interim Operations of Merger Sub	48
4.5 [reserved	48
4.6 Financial Capacity	48
4.7 Merger Consideration	48
4.8 Litigation	49
4.9 Reorganization	49
4.10 Capitalization of Parent	49
4.11 Board Approval	50
4.12 SEC Documents; Parent Financial Statements	50
4.13 No Undisclosed Statements	50
4.14 Subsidiaries	51
4.15 General.	51
ARTICLE V COMPANY COVENANTS	51
5.1 Advise of Changes	51
5.2 Maintenance of Business	52
5.3 Conduct of Business	52
5.4 Regulatory Approvals	55
5.5 Necessary Consents	55
5.6 Litigation	55
5.7 No Other Negotiations	55
5.8 Access to Information	56
5.9 Satisfaction of Conditions Precedent	56
5.10 Notices to HoldCo Securityholders and Employees	57
5.11 280G Stockholder Approval.	57
ARTICLE VI PARENT COVENANTS	57
6.1 Advise of Changes	57
6.2 Regulatory Approvals	58
6.3 Offerings.	58
6.4 Satisfaction of Conditions Precedent	58
ARTICLE VII ADDITIONAL AGREEMENTS	59
7.1 Approval of the HoldCo Stockholders	59
7.2 Employees	59
7.3 Tax Matters	59
7.4 Sale of Shares Pursuant to Regulation D	61
7.5 Blue Sky Laws	61
7.6 Release of Guarantees.	62
7.7 Lock-Up.	62
ARTICLE VIII CONDITIONS TO CLOSING OF MERGER	62
8.1 Conditions to Each Party’s Obligation to Effect the Merger	62
8.2 Additional Conditions to Obligations of Parent and Merger Sub	63
8.3 Additional Conditions to Obligations of HoldCo	64
ARTICLE IX TERMINATION OF AGREEMENT	65
9.1 Termination by Mutual Consent	65
9.2 Unilateral Termination	65
9.3 Effect of Termination	66

ARTICLE X INDEMNIFICATION	66
10.1 Survival Periods	66
10.2 Indemnification	67
10.3 Limitations	68
10.4 Determination of the Closing Net Working Capital	70
10.5 Defense of Third Party Claims	71
10.6 Indemnification Claim Procedure	72
10.7 Exercise of Remedies Other Than by Parent	73
10.8 Certain Limitations	73
10.9 Stockholders’ Agent	74
10.10 Parent Indemnification	75
ARTICLE XI MISCELLANEOUS	75
11.1 Governing Law	75
11.2 Assignment; Binding Upon Successors and Assigns	75
11.3 Severability	76
11.4 Counterparts	76
11.5 Other Remedies	76
11.6 Amendments and Waivers	76
11.7 Expenses	77
11.8 Attorneys’ Fees	77
11.9 Notices	77
11.10 Interpretation; Rules of Construction	78
11.11 Third Party Beneficiary Rights	78
11.12 Public Announcement	78
11.13 Entire Agreement	79
11.14 Waiver of Jury Trial	79

List of Exhibits

Exhibit A-1	List of Signatories to Voting Agreement
Exhibit A-2	Form of Voting Agreement
Exhibit B	List of Signatories to Employment Agreements
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Investor Representation Statement

List of Schedules

Schedule 2.1(b)(ii)	Optionholder Conversion Calculations

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 16, 2017 (the “Agreement Date”) by and among Novume Solutions, Inc., a Delaware corporation (“Parent”), NeoSystems Holding, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), NeoSystems HoldCo, Inc., a Virginia corporation (“HoldCo”), NeoSystems LLC, a Virginia limited liability company and wholly owned subsidiary of HoldCo (the “Company”), Robert W. Wilson, Jr., in his personal capacity (“Wilson”), Michael Tinsley, in his personal capacity (“Tinsley”, and together with Wilson, the “Key Holders”), and Michael Tinsley, in his capacity as the representative of each Participating Stockholder (the “Stockholders’ Agent”).

RECITALS

A.           On November 8, 2017, HoldCo was formed as the one hundred percent (100%) owner of the Company and on November 15, 2017, the Company was converted into a limited liability company under the laws of the Commonwealth of Virginia.

B.           The parties intend that, subject to the terms and conditions hereinafter set forth, HoldCo shall merge with and into Merger Sub (the “Merger”), with Merger Sub to be the surviving entity in the Merger (the “Surviving Entity”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the laws of the State of Delaware and the Commonwealth of Virginia.

C.           The Boards of Directors of Parent, Merger Sub, and HoldCo have determined that the Merger is in the best interests of their respective stockholders and/or members and have approved and declared advisable this Agreement and the Merger.

D.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each HoldCo Stockholder listed on Exhibit A-1 is executing and delivering to Parent a Voting Agreement to approve the Merger, in substantially the form attached hereto as Exhibit A-2 (a “Voting Agreement”).

E.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the employees of the Company under the heading “Key Employees” listed on Exhibit B is executing and delivering to Parent an executed employment agreement (including the related Confidentiality and Assignment of Inventions Agreement, the “Employment Agreements”), which Employment Agreements shall become effective only upon the Effective Time (as defined in Article I).

F.           Parent, Merger Sub, HoldCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

G.           For United States federal income tax purposes, it is intended that the Merger shall qualify as a tax-free transaction pursuant to Section 368 of the Internal Revenue Code of 1986, as

amended (the “Code”), and this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Now, therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“280G Stockholder Approval” has the meaning set forth in Section 5.11.

“409A Plan” has the meaning set forth in Section 3.16(t).

“Accounting Arbitrator” has the meaning set forth in Section 10.4(c).

“Accounts Receivable” has the meaning set forth in Section 3.21.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Agreed Amount” has the meaning set forth in Section 10.6(b).

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Alternative Transaction” means (a) any acquisition or purchase of HoldCo Capital Stock by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of five percent (5%) or more in interest of the total number of outstanding shares of HoldCo Capital Stock on such date of acquisition (other than as provided for or permitted by this Agreement), or any merger, consolidation, business combination or similar transaction involving HoldCo or the Company; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of HoldCo or the Company; or (c) any sale, lease, exchange, transfer, license or disposition to a third party of the HoldCo Business.

“Ancillary Agreements” means the HoldCo Ancillary Agreements, the Company Ancillary Agreements, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

“Applicable Law” means, collectively, all foreign, federal, state, provincial, territorial, local or municipal laws, statutes, ordinances, regulations, rules, and all orders, writs, injunctions, awards, judgments and decrees and other government and regulatory requirements applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Articles of Incorporation” means the Articles of Incorporation of HoldCo, filed with the Virginia Secretary of State on November 7, 2017 and effective on November 8, 2017.

 “Balance Sheet Date” means December 31, 2016.

“Books and Records” means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the assets of a Person or its Business, (b) all books, records, lists, ledgers, financial data, files, reports, Returns and related work papers and letters from accountants, budgets, pricing guidelines, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the assets of a Person or its Business (including records and lists of customers, distributors, suppliers and personnel), computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, and (c) all telephone and fax numbers used in the business of a Person, and in each case maintained in whatever format, including as hard copy or stored in computer memory, and owned either such Person or any of its Affiliates.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Certificate of Merger” means, as applicable, the (i) certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware at the time of Closing in such appropriate form as shall be required by Delaware Law, and/or (ii) certificate of merger to be filed with the Office of the Clerk of the State Corporation Commission of the Commonwealth of Virginia at the time of Closing in such appropriate form as shall be required by Virginia Law.

“Certificates” means each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented HoldCo Common Stock (collectively, the “Certificates”).

“Claimed Amount” has the meaning set forth in Section 10.6(a).

“Closing” means the closing of the transactions necessary to consummate the Merger.

“Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time, date and location as the parties hereto agree in writing.

“COBRA” has the meaning set forth in Section 3.16(l).

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to

Article VIII and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s audited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Benefit Arrangements” has the meaning set forth in Section 3.16(d).

“Company Charter Documents” has the meaning set forth in Section 3.8(d).

“Company Financial Statements” means (a) the Company’s audited balance sheet dated December 31, 2016 and audited balance sheet dated December 31, 2015, and the Company’s unaudited balance sheet as of September 30, 2017 for the nine-month period then ended; and (b)  the Company’s audited statement of income and statement of cash flows for the year ended December 31, 2016 and audited statement of income and statement of cash flows for the year ended December 31, 2015, and the Company’s unaudited statement of income and statement of cash flows as of September 30, 2017 for the nine-month period then ended.

“Company IP Rights” has the meaning set forth in Section 3.13(a).

“Company IP Rights Agreements” has the meaning set forth in Section 3.13(b).

“Company-Licensed IP Rights” has the meaning set forth in Section 3.13(a).

“Company-Owned IP Rights” has the meaning set forth in Section 3.13(a).

“Company Product or Service” has the meaning set forth in Section 3.13(c).

“Company Source Code” has the meaning set forth in Section 3.13(j).

“Confidentiality Agreement” has the meaning set forth in Section 5.8.

“Consideration Spreadsheet” has the meaning set forth in Section 2.2.

“Contested Amount” has the meaning set forth in Section 10.6(b).

“Continuing Option” has the meaning set forth in Section 2.1(b)(ii).

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Damages” includes any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable out of pocket attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature, including any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits), and including amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Disagreement Notice” has the meaning set forth in Section 10.4(b).

“Dispute Period” has the meaning set forth in Section 10.6(b).

“Dissenting Shares” means any shares of HoldCo Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected prior to the taking of a stockholder vote on the Merger at the HoldCo stockholder meeting in accordance with Virginia Law in connection with the Merger.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of the Company, whether in tangible or electronic form, whether owned by the Company or held by the Company under any licenses or sublicenses (or similar grants of rights).

“DOL” has the meaning set forth in Section 3.16(g).

“Effective Time” means the time of the filing of the Certificates of Merger (or such later time as may be mutually agreed in writing by HoldCo and Parent and specified in each Certificates of Merger); provided, that the Effective Time shall occur on the Closing Date.

“Employment Agreements” has the meaning set forth in the Recitals.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).  For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

“Entity Representatives” has the meaning set forth in the definition of “knowledge” in this Article I.

“Environmental Law” has the meaning set forth in Section 3.19(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Estimated Net Working Capital” has the meaning set forth in Section 8.2(i).

“Estimated Working Capital Statement” has the meaning set forth in Section 8.2(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Issuer Direct.

“Exchange Ratio” has the meaning set forth in Section 2.1(b)(ii).

“Final Closing Working Capital Statement” has the meaning set forth in Section 10.4(a).

“Fundamental Representations” means: the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Subsidiaries), Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization) and Section 3.7 (Taxes).

“Fundamental Reps Indemnity Period” has the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Governmental Permits” all permits, licenses and approvals from, all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by a Person to conduct its business without any violation of Applicable Law.

“HoldCo” has the meaning set forth in the Preamble.

“HoldCo Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of HoldCo by an officer or officers of HoldCo at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that HoldCo is to enter into as a party thereto pursuant to this Agreement.

“HoldCo Business” means the business of HoldCo (including the Company) as presently conducted.

“HoldCo Capital Stock” means the HoldCo Common Stock and the HoldCo Preferred Stock.

“HoldCo Charter Documents” has the meaning set forth in Section 3.8(d).

“HoldCo Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“HoldCo Merger Sub” has the meaning set forth in Section 3.4(h).

“HoldCo Optionholders” means the holders of HoldCo Options.

“HoldCo Options” means options to purchase shares of HoldCo Common Stock issued pursuant to the HoldCo Stock Plans or otherwise.

“HoldCo Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

“HoldCo Representatives” has the meaning set forth in Section 5.7.

“HoldCo Securityholders” means the HoldCo Stockholders and HoldCo Optionholders, collectively.

“HoldCo Stock Plans” means the NeoSystems, Corp. 2016 Equity Incentive Plan, which is “the successor to and continuation of the NeoSystems, Corp. 2005 Equity Incentive Plan (the “Prior Plan”)”  and is currently known as the 2016 Equity Incentive Plan of HoldCo, as amended from time to time.

“HoldCo Stockholders” means the holders of shares of HoldCo Capital Stock immediately prior to the Effective Time.

“Holder” has the meaning set forth in the Section 2.10(b).

“Indebtedness” means, without duplication, (a) all indebtedness of a Person for borrowed money, (b) all obligations of a Person evidenced by notes, bonds, debentures, letters of credit or similar instruments or pursuant to any guarantees, (c) all obligations payable by a Person under interest rate protection agreements, (d) all obligations of a Person for the deferred purchase price of property, assets or services, (e) all liabilities or obligations of a Person under leases that are classified or that are required to be classified as capitalized lease obligations in accordance with GAAP, (f) all obligations secured by Encumbrances (other than NSC Permitted Encumbrances) on property, and (g) all interest (accrued or otherwise), premiums, penalties, and breakage fees on any of the foregoing.

“Indemnitee” means the party asserting a claim pursuant to Section 10.6, which, for avoidance of doubt, shall be either the Parent Indemnitees or the Stockholder Indemnitees, as applicable.

“Indemnity Period” has the meaning set forth in Section 10.1.

“Indemnifying Party” means the party against whom claims are asserted pursuant to Section 10.6, which, for avoidance of doubt, shall be either the NSC Indemnifying Parties or Parent, as applicable.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including (a) patents, industrial design patents, patent applications, industrial design patent applications, patent rights, (b) trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, together with all common law rights and goodwill related to the foregoing, (c) Internet domain names, Internet and World Wide Web URLs or addresses, (d) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, moral rights, and other rights of authorship or exploitation, (e) franchises and licenses, (f) inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), (g) software source code and object code, and (h) all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Investor Representation Statement” has the meaning set forth in Section 7.4.

“IRS” has the meaning set forth in Section 3.7(b).

“Key Holders” has the meaning set forth in the Preamble.

“knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of the executive officers of an entity (collectively, the “Entity Representatives”); provided, however, that such Entity Representative as to HoldCo and/or the Company shall include each Key Holder. Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such Entity Representative has actual knowledge of the fact, circumstance or event or (b) knowledge of such fact, circumstance or event would be obtained by reasonable inquiry of his direct reports. With respect to Intellectual Property, “knowledge” or its variants (i.e., “know,” “known”, etc.) does not require any Person to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property rights clearance searches.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Letter of Transmittal” has the meaning set forth in Section 2.5.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Applicable Law, action or governmental order and those arising under any Contract.

“Lock-up” has the meaning set forth in Section 7.7.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets) and liabilities, taken as a whole, Intellectual Property, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from (a) the direct effect of actions by the Company taken at the direction or request of Parent pursuant to this Agreement, (b) changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (c) any change in any Applicable Law, or any interpretation thereof, (d) any change in GAAP or other accounting standards, (e) the announcement or expected completion of the transactions contemplated by this Agreement or (f) changes caused by acts of terrorism or war (whether or not declared), sabotage, natural disasters or other calamity, crisis or geopolitical event occurring after the date hereof, or (g) the failure, in and of itself, of the Company to meet any financial forecast, projection, estimate, prediction or models, whether internal to the Company or otherwise.

“Materials of Environmental Concern” has the meaning set forth in Section 3.19(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the total consideration the Participating Stockholders are entitled to receive in the aggregate, equal to (a) $5,000,000 in cash, and (b) an amount of shares of Parent Common Stock equal to the aggregate amount of $10,000,000 minus $1,982,514 (representing the value of the spread of the options assumed under Section 2.1(b)(ii)) determined by dividing such amount by the price per share to the public of such Parent Common Stock sold in the Qualifying Offering.

“Merger Expenses” means any fees and expenses of legal counsel, financial advisors, investment bankers and accountants as set forth on Section 3.17 of the NSC Disclosure Schedule, which shall not exceed in the aggregate $450,000.

“Merger Securities” has the meaning set forth in the Section 2.10(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“National Exchange” means the NASDAQ Stock Market or the New York Stock Exchange.

“Net Working Capital” means the sum of the Company’s cash and cash equivalents as of the Effective Time plus (i) Accounts Receivable and the inventory amount, and minus (ii) accrued payroll and sales commissions and other current expenses, Indebtedness of the Company, and accounts payable, but not including Tax and deferred revenue of the Company. The Company’s Net Working Capital shall be calculated using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Company Financial Statements.

 “Notice of Claim” has the meaning set forth in Section 10.6(a).

“NSC Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by HoldCo to Parent on the Agreement Date listing any exceptions to the representations and warranties of HoldCo and the Company herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article III to which it relates, unless it is reasonably apparent on its face that such information qualifies another representation and warranty of HoldCo or the Company).

“NSC Indemnifying Party” refers to each Key Holder.

“NSC Material Contract” means any Contract involving more than $20,000 in revenue or expense in 2017, year-to-date, and required to be listed on the NSC Disclosure Schedule pursuant to Section 3.11.

“NSC Permitted Encumbrances” means (a) statutory liens for taxes that are not yet due and payable (and for which adequate accruals or reserves have been established on the Company Financial Statements); (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances disclosed on Section 1.1 of the NSC Disclosure Schedule; (f) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar Encumbrances arising in the ordinary course of business securing obligations; and (g) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the HoldCo Business.

“Parent” has the meaning set forth in the Preamble.

“Parent Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Parent by an officer or officers of Parent at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Common Stock” means Parent’s common stock, par value $0.0001 per share.

“Parent Disclosure Schedule” means such disclosure schedule dated as of the Agreement Date that Parent may provide to HoldCo on the Agreement Date listing any exceptions to the representations and warranties of Parent and Merger Sub herein as may be updated or modified from time to time (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article IV to which it relates, unless it is reasonably apparent on its face that such information qualifies another representation and warranty of Parent and Merger Sub).

“Parent Financial Statements” has the meaning set forth in Section 4.12.

“Parent Indemnitees” means the following Persons: Parent and its subsidiaries (including Merger Sub and, following the Effective Time, the Surviving Entity) and their respective directors, officers and attorneys.

“Parent Options” means options to purchase shares of Parent Common Stock issued pursuant to the Parent Stock Plan or otherwise.

“Parent Permitted Encumbrances” means (a) statutory liens for taxes that are not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Financial Statements); (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances disclosed on the Parent Financial Statements; (f) Encumbrances securing Parent’s and its Subsidiaries obligations under the credit facility disclosed in the Parent Financial Statements; (g) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar Encumbrances arising in the ordinary course of business securing obligations; (h) Encumbrances which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; or (i) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the business of Parent and its Subsidiaries.

“Parent Preferred Stock” means Parent’s preferred stock, par value $0.0001 per share.

“Parent Stock Plan” means the 2017 Equity Award Plan, as amended from time to time.

“Participating Stockholders” means (a) those HoldCo Stockholders immediately prior to the Effective Time, other than the holders of Dissenting Shares, and (b) following the Effective Time, those former HoldCo Stockholders who are not Participating Stockholders immediately prior to the Effective Time but who fail to perfect, effectively withdraw or otherwise lose their appraisal rights under Virginia Law following the Effective Time.

“Payment Type” means Parent Common Stock unless a Person is not an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act, in which case the amount to be paid to such Person shall be paid in cash.

“Permitted Transferees” means the partners, members, retired partners, retired members, stockholders, and Affiliates of a Holder, or the estates and immediate family members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing persons, whom, collectively and together with the Holder, own less than 1% of the outstanding Parent Common Stock.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.3(a)(i).

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of or imposed on HoldCo or the Company for a Pre-Closing Tax Period and the portion through the end of the Closing Date for any Straddle Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which HoldCo or the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Applicable Law, (iii) all Taxes imposed upon any a Participating Stockholder whether arising from this transaction or otherwise, and (iv) any and all Taxes of any Person (other than HoldCo or the Company) imposed on HoldCo or the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

“Prohibited Payments” mean any offer, gift, payment, promise to pay or authorization to pay money or anything of value to or for the use or benefit of any government official (including employees and directors of government-owned companies and other state enterprises), political party, party official, candidate for public office or employee of a public international organization in an effort to win or retain business or secure any improper advantage, except that the term does not include any payment to a government official, political party, party official or political candidate that is expressly permitted under the written laws of the country involved, or any facilitating payment that is made solely to secure the provision of routine governmental services.

“Public Software” has the meaning set forth in Section 3.13(q).

“Qualifying Offering” means the first firm commitment underwritten public offering of Parent for an aggregate price to the public of at least $10,000,000, which results in Parent’s successful listing of Parent Common Stock on a National Exchange.

“Released Parties” has the meaning set forth in Section 10.3(k).

 “Resolution Period” has the meaning set forth in Section 10.4(c).

“Response Notice” has the meaning set forth in Section 10.6(b).

“Returns” has the meaning set forth in Section 3.7(a).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act.

“Section 409A” has the meaning set forth in Section 3.16(t).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Customer” has the meaning set forth in Section 3.20(a).

“Significant Supplier” has the meaning set forth in Section 3.20(b).

“Spreadsheet” means the spreadsheet delivered to Parent pursuant to Section 8.2(j), which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to the HoldCo Securityholders: (a) the names of all the HoldCo Securityholders and, to the knowledge of HoldCo, their respective last known addresses and (where available) taxpayer identification numbers and email addresses; (b) the number and type of shares of HoldCo Capital Stock held by, or subject to the HoldCo Options held by, such Persons, and in the case of outstanding shares, the respective certificate numbers; (c) the exercise price per share in effect for each HoldCo Option; and (d) the pro-rata share of the Merger Consideration each HoldCo Stockholder is entitled to.

“Stipulated Amount” has the meaning set forth in Section 10.6(e).

“Stockholders’ Agent” has the meaning set forth in the Preamble.

“Stockholder Approval” has the meaning set forth in Section 3.4(e).

“Stockholder Indemnitees” has the meaning set forth in Section 10.10.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 7.3(a)(ii).

“Subsidiary” means a corporation or other business entity in which the Company or Parent owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“Superior Proposal” has the meaning set forth in Section 5.7(a).

“Surviving Entity” has the meaning set forth in the Recitals.

“Target Net Working Capital Amount” is equal to $480,000.

“Tax” (and, with correlative meaning, “Taxes”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services, harmonized sales, capital, unemployed occupation, workers’ compensation, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including an escheat obligation, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

 “Tax Contest” has the meaning set forth in Section 7.3(d).

“Threshold” has the meaning set forth in Section 10.3(a).

 “Tinsley” has the meaning set forth in the Preamble.

“Virginia Law” means the Virginia Stock Corporation Act of the Commonwealth of Virginia.

 “Voting Agreement” has the meaning set forth in the Recitals.

 “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the National Exchange (or, if the National Exchange is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “AQR” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“WARN Act” has the meaning set forth in Section 3.16(p).

“Wilson” has the meaning set forth in the Preamble.

ARTICLE II
THE MERGER

2.1           Conversion/Cancellation of Shares.

(a)           Conversion of Merger Sub Membership Interests. At the Effective Time, the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as the membership interests of the Surviving Entity.

(b)           Conversion or Cancellation of HoldCo Capital Stock; Conversion of HoldCo Options.

(i)           HoldCo Capital Stock. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, HoldCo or any HoldCo Stockholder, the following shall occur:

A.           Conversion of HoldCo Common Stock. Each share of HoldCo Common Stock outstanding immediately prior to the Effective Time will be cancelled and extinguished, and each share of HoldCo Common Stock (other than any shares that either then are or remain then eligible to become Dissenting Shares (as provided in Section 2.6)) shall be automatically converted into the right to receive the Merger Consideration, in the form of cash and/or Parent Common Stock, pursuant to such Participating Stockholder’s Payment Type, in the amount calculated in accordance with the Consideration Spreadsheet (as defined below).

B.           HoldCo Preferred Stock. All obligations related to the HoldCo Preferred Stock, including any redemption obligation, shall be satisfied by Parent at Closing. Any sums paid by Parent on account of HoldCo Preferred Stock in excess of $2,250,000 shall be deducted from the cash portion of Merger Consideration.

(ii)           HoldCo Options.

A.           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, HoldCo or the HoldCo Optionholders, (i) each HoldCo Option outstanding immediately prior to the Effective Time that is held by a HoldCo Optionholder that continues in the employment, or service as a consultant or director, of the Company as of the Effective Time (a “Continuing Option”) and (ii) the HoldCo Stock Plans under which the Continuing Options were issued, will be assumed by Parent.  Each Continuing Option assumed by Parent will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder of the Continuing Option or to which the holder consents and except that (W) each Continuing Option will be one hundred percent (100%) vested and exercisable as of such date that is one hundred and eighty (180) days after the Effective Time, (X) each Continuing Option will be exercisable for a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of the number of shares of HoldCo Common Stock that would be issuable upon exercise of the Continuing Option outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock, (Y) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Continuing Option will be equal to the quotient determined by dividing the per share exercise price for such Continuing Option outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (Z) all references to the “Company” in the applicable HoldCo Stock Plans and the stock option agreements will be references to Parent. The “Exchange Ratio” shall be determined pursuant to the methodology described in Schedule 2.1(b)(ii). It is the intention of the parties that each HoldCo Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such HoldCo Option qualified as an incentive stock option immediately prior to the Effective Time.

B.           Each HoldCo Option that is not a Continuing Option shall be canceled at the Effective Time, without payment of any consideration to the respective HoldCo Optionholder.

C.           Prior to the Effective Time, HoldCo shall provide notice (in a form reasonably satisfactory to Parent) to each HoldCo Optionholder with an outstanding HoldCo Option describing the treatment of such HoldCo Option in accordance with this Section 2.1(b)(ii).

D.           No additional awards will be issued under the assumed HoldCo Stock Plans after the Agreement Date and the HoldCo Stock Plans shall be frozen as of the Agreement Date.

E.           Parent shall take such actions as are necessary for the assumption of the HoldCo Options and HoldCo Stock Plans under which they were issued, including the reservation, issuance and listing of Parent Common Stock, as is necessary to effectuate the transactions contemplated by this Section 2.1(b)(ii). Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the Parent Common Stock subject to such Continuing Options and shall use its reasonable best efforts to have such registration statement declared effective as soon as reasonably practicable (and in no event later than thirty (30) days) following the Closing Date. It is intended that the assumption of the Continuing Options assumed by Parent shall comply with Sections 409A and 424 of the Code and this Section  2.1(b)(ii) shall be construed consistent with such intent.

(c)           Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the HoldCo Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d)           Fractional Shares. No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof: each holder of HoldCo Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate or Certificates (as defined in Section 2.5. receive from the Exchange Agent (on behalf of Parent) an amount of cash (rounded to the nearest whole cent), without interest, equal to the applicable fractional share interest (after aggregating all shares of Parent Common Stock that would otherwise be received by such holder).

2.2           Allocation of Merger Consideration. At the Closing, HoldCo shall deliver to Parent a spreadsheet setting forth the final calculation of the portions of the Merger Consideration that are payable to the Participating Stockholders upon the consummation of the Merger pursuant to Section 2.1 (the “Consideration Spreadsheet”).

2.3           The Closing. Subject to termination of this Agreement as provided in Article IX, the Closing shall take place at the offices of Crowell & Moring LLP at 1001 Pennsylvania Avenue, NW, Washington, DC 20004, on the Closing Date. Concurrently with the Closing or at such date and time as may be mutually agreed in writing by HoldCo and Parent, the applicable Certificate of Merger shall be filed with the Office of the Secretary of State of the State of Delaware in accordance with Delaware Law, and the applicable Certificate of Merger shall be filed with the Office of the Clerk of the State Corporation Commission of the Commonwealth of Virginia in accordance with Virginia Law.

2.4           Effects of the Merger. At and upon the Effective Time:

(a)           the separate existence of HoldCo shall cease and HoldCo shall be merged with and into Merger Sub, and Merger Sub shall be the Surviving Entity of the Merger pursuant to the terms of this Agreement and the Certificates of Merger;

(b)           the Certificate of Formation of the Merger Sub shall continue unchanged and be the Certificate of Formation of the Surviving Entity;

(c)           the Operating Agreement of Merger Sub shall continue unchanged and be the Operating Agreement of the Surviving Entity; and

(d)           the officers of Merger Sub immediately prior to the Effective Time shall remain the officers of the Surviving Entity immediately after the Effective Time until their respective successors are duly appointed.

2.5           Surrender of Certificates. Within five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each Participating Stockholder a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify). Upon receipt by the Exchange Agent of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other documents as Parent shall reasonably require, Parent shall cause the Exchange Agent to promptly deliver or pay depending upon the Payment Type to such HoldCo Stockholder that portion of the Merger Consideration which such HoldCo Stockholder has the right to receive pursuant to Section 2.1(b) and any other amount which such HoldCo Stockholder has the right to receive pursuant to Section 2.1(d). In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Exchange Agent, as promptly as practicable following the receipt by the Exchange Agent and Parent of the foregoing documents, to pay in exchange for such lost, stolen or destroyed Certificate that portion of the Merger Consideration that such HoldCo Stockholder has the right to receive pursuant to Section 2.1(b) and any other amount payable pursuant to Section 2.1(d) represented by the lost, stolen or destroyed Certificate in exchange therefor which the HoldCo Stockholder has the right to receive. The Board of Directors of Parent may in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement or bond (not to exceed $100) against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed. From and after the Effective Time, no shares of HoldCo Capital Stock will be deemed to be outstanding, and holders of Certificates formerly representing such HoldCo Capital Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law. At the Effective Time, the stock transfer books of HoldCo shall be closed and no transfer of HoldCo Capital Stock shall thereafter be made. If, after the Effective Time, Certificates formerly representing shares of HoldCo Capital Stock are presented to Parent or the Surviving Entity, they shall be cancelled and exchanged for that portion of the Merger Consideration payable with respect to such HoldCo Capital Stock in accordance with Section 2.1(b).

2.6           Dissenting Shares. If, in connection with the Merger, holders of HoldCo Capital Stock shall have demanded and perfected appraisal rights, none of such Dissenting Shares shall be converted into a right to receive a portion of the Merger Consideration with respect to such HoldCo Capital Stock in accordance with Section 2.1(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Virginia Law. Each holder of Dissenting Shares who, pursuant to the provisions of Virginia Law becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Virginia Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Virginia Law). In the event that any holder of HoldCo Capital Stock fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of HoldCo Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to this Article II in respect of such shares as if such shares never been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.5, following the satisfaction of the applicable conditions set forth in Section 2.5, the portion of the Merger Consideration, to which such HoldCo Stockholder would have been entitled under Section 2.1(b) and Section 2.1(d) with respect to such shares. HoldCo shall give Parent (i) prompt notice of any demand received by HoldCo for appraisal of HoldCo Capital Stock in accordance with Virginia Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under such law. HoldCo agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

2.7           Remaining Funds. At any time following six (6) months after the Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates. Thereafter, such holders shall be entitled to look to the Surviving Entity (subject to abandoned property, escheat or other Applicable Laws) only as a general creditor thereof with respect to the Merger Consideration payable upon surrender of their Certificates, without any interest thereon. Neither the Surviving Entity nor the Exchange Agent shall be liable to any holder of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8           Tax Withholding. After providing notice and working with HoldCo in good faith to minimize any withholdings, Parent or Parent’s agent shall be entitled to deduct and withhold from the Merger Consideration or other payment otherwise payable pursuant to this Agreement to any HoldCo Securityholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the HoldCo Securityholder in respect of whom such deduction and withholding was made.

2.9           Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a tax-free “reorganization” within the meaning of Section 368 of the Code and this Agreement shall constitute a “plan of reorganization.” Notwithstanding the foregoing, none of Parent, Merger Sub, HoldCo or the Company makes any representation or warranty with respect to any tax consequences to Parent, Merger Sub, HoldCo, the Company or any HoldCo Stockholders arising under this Agreement or the transactions contemplated hereby, and each party hereto and the HoldCo Stockholders shall rely on their own tax advisors as to the tax consequences to them of such transaction.

2.10           Legends; Stop-Transfer Notices; Removal.

(a)           Legends. Legends reading substantially as follows shall be placed on each stock certificate representing Parent Common Stock issued pursuant to the Merger:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT AND AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO NOVUME SOLUTIONS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

(b)           Stop-Transfer Notice. Each holder (“Holder”, and such definition shall include any Permitted Transferees to whom shares of Parent Common Stock have been transferred) of Parent Common Stock issued in the Merger (the “Merger Securities”) agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent.

(c)           Removal of Legend. The Parent Common Stock issued pursuant to the Merger will no longer be subject to the legend referred to in Section 2.10(a) upon the registration of the Parent Common Stock under a registration statement in accordance with the Registration Rights Agreement, in substantially the form attached hereto as Exhibit C. After such time, Parent shall issue a blanket instruction to its transfer agent to issue new certificates (or uncertificated shares), upon exchange from the Holders of such legended certificates, representing such Parent Common Stock without the legend referred to in Section 2.10(a).

(d)           Transfers to Permitted Transferees. Notwithstanding anything to the contrary herein, a Holder shall be permitted to transfer, at its sole discretion, its shares of Parent Common Stock to any Permitted Transferee.

2.11           Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then HoldCo, the Company, Parent, the Surviving Entity and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HOLDCO THE COMPANY AND EACH KEY HOLDER

Subject to the exceptions set forth in a numbered or lettered section of the NSC Disclosure Schedule and other sections of the NSC Disclosure Schedule to the extent (a) such information is cross-referenced in another part of the NSC Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation and warranty of HoldCo or the Company in the Agreement, HoldCo, the Company and each Key Holder, jointly and severally, represent and warrant to Parent that the statements contained in this Article III are true and correct on and as of the date of this Agreement:

3.1           Organization and Good Standing. HoldCo is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Each of HoldCo and the Company (i) has the requisite power and authority to own, operate and lease its properties and to carry on the HoldCo Business in all material respects; and (ii) is duly qualified or licensed in all material respects to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary; without limiting the foregoing, HoldCo and the Company are so qualified or licensed in each jurisdiction listed on Section 3.1 of the NSC Disclosure Schedule.

3.2           Subsidiaries. Other than the Company in the case of HoldCo neither HoldCo nor the Company owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.3           Power, Authorization and Validity.

(a)           Power and Authority. Other than the Stockholder Approval, HoldCo has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the HoldCo Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by HoldCo of this Agreement, each of the HoldCo Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of HoldCo (other than the Stockholder Approval) and no other corporate proceedings on the part of HoldCo are necessary to approve this Agreement and each of the HoldCo Ancillary Agreements or to authorize or consummate the transactions contemplated hereby or thereby. The Company has all requisite limited liability company power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite limited liability company action on the part of the Company and no other actions or proceedings on the part of the Company are necessary to approve this Agreement and each of the Company Ancillary Agreements or to authorize or consummate the transactions contemplated hereby or thereby.

(b)                      Enforceability. This Agreement has been duly executed and delivered by HoldCo. This Agreement and each of the HoldCo Ancillary Agreements are, or when executed by HoldCo shall be, assuming the due authorization, execution and delivery by each other party hereto, valid and binding obligations of HoldCo, enforceable against HoldCo in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, assuming the due authorization, execution and delivery by each other party hereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(c)                      Key Holders. Each Key Holder possesses full legal right and all requisite power and authority, and has taken all actions necessary, to authorize, execute, deliver and perform this Agreement and each Ancillary Agreement to which it is or will be a party and to consummate the Merger, in accordance with the terms of this Agreement and the Ancillary Agreements, as applicable; and other than the Stockholder Approval, no other action on the part of HoldCo is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by HoldCo and the Company or the consummation of the Merger. This Agreement and each Ancillary Agreement to which each Key Holder is or will be a party has been, or upon its execution and delivery to Parent, will be duly and validly executed and delivered by each Key Holder and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of each Key Holder, enforceable against HoldCo and each Key Holder, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4           Capitalization.

(a)           Authorized and Outstanding Capital Stock of HoldCo. The authorized capital stock of HoldCo consists of 7,000,000 shares of HoldCo Common Stock, of which 3,516,569 shares of HoldCo Common Stock are issued and outstanding as of the Agreement Date, and 778,432 shares of HoldCo Preferred Stock, consisting of 521,962 shares designated Series A Preferred Stock, all of which are issued and outstanding as of the Agreement Date. The number of issued and outstanding shares of HoldCo Capital Stock held by each stockholder as of the Agreement Date are set forth on Section 3.4 of the NSC Disclosure Schedule, and no shares of HoldCo Capital Stock are issued or outstanding as of the Agreement Date that are not set forth therein, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth therein. HoldCo holds no treasury shares. All issued and outstanding shares of HoldCo Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to Section 8.2(g) hereof, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by HoldCo in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by HoldCo.

(b)           Membership Interests of the Company. All of the issued and outstanding membership interests of the Company are owned beneficially and of record by HoldCo. The membership interests of the Company have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. From and after the Closing, the Surviving Entity will continue to hold good and valid title to all membership interests of the Company, free and clear of all Encumbrances.

(c)           Options. HoldCo has reserved an aggregate of 1,768,865 shares of HoldCo Common Stock for issuance pursuant to the HoldCo Stock Plans (including shares subject to outstanding HoldCo Options). A total of 1,727,209 shares of HoldCo Common Stock are subject to outstanding HoldCo Options as of the Agreement Date and as of the Closing Date, except for HoldCo Options outstanding as of the Agreement Date that are exercised in accordance with their terms prior to the Closing Date. Section 3.4(c) of the NSC Disclosure Schedule sets forth, as of the Agreement Date, for each HoldCo Option, (i) the name of the holder of such HoldCo Option, (ii) the exercise price per share of such HoldCo Option, (iii) the number of shares covered by such HoldCo Option, (iv) the vesting schedule for such HoldCo Option, (v) the extent such HoldCo Option is vested as of the Agreement Date, (vi) whether such HoldCo Option is an incentive stock option or non-statutory stock option under the Code, (vii) the date of grant of such HoldCo Option and the name of the entity originally granting such HoldCo Option, and (viii) whether such HoldCo Option was granted under the HoldCo Stock Plans. The holders of the requisite number of shares of HoldCo Capital Stock have approved each HoldCo Stock Plan in accordance with Applicable Law. True and correct copies of the HoldCo Stock Plans, the standard agreements under the HoldCo Stock Plans and each agreement for each HoldCo Option that does not conform to the standard agreement under the HoldCo Stock Plans have been delivered by

HoldCo to Parent. All HoldCo Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts.

(d)           No Other Rights. Except for HoldCo Options and HoldCo Preferred Stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of HoldCo Capital Stock, any limited liability interests of the Company, or any securities or debt convertible into or exchangeable for HoldCo Capital Stock or limited liability interests of the Company, or obligating HoldCo or the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except under the agreements to be terminated pursuant to Section 8.2(g) hereof, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of HoldCo. There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of Holdco or any of the interests of the Company.

(e)           Required Vote of Stockholders. The affirmative vote or consent of the holders of at least two thirds (2/3) of the outstanding HoldCo Capital Stock, voting together as a single class on an as-converted to HoldCo Common Stock (the “Stockholder Approval”), are the only votes or consents of the holders of any class or series of the HoldCo Capital Stock necessary to adopt this Agreement and to effect the Merger. The total aggregated amount of outstanding HoldCo Capital Stock held by the Key Holders represents more than two thirds (2/3) of the outstanding HoldCo Capital Stock.

(f)           Spreadsheet. The information set forth on the Spreadsheet is true, complete and accurate as of the Closing Date and immediately prior to the Effective Time.

(g)           Key Holders. Each Key Holder owns of record and beneficially the HoldCo Common Stock set forth next to such Key Holder’s name in the Spreadsheet; and at the Closing, each Key Holder will deliver to the Company (pursuant to Section 2.1(b)) good and valid title to such HoldCo Common Stock, free and clear of all Encumbrances.

(h)           Reorganization. Pursuant to a plan of reorganization, the Company formed HoldCo as a wholly owned subsidiary on November 8, 2017 and HoldCo formed NeoSystems Merger Sub, Inc., a wholly owned subsidiary of HoldCo on November 8, 2017 (“HoldCo Merger Sub”). HoldCo caused HoldCo Merger Sub to merge with and into the Company on November 14, 2017, with the Company surviving the merger. Further, in such merger, the Company’s shareholders were issued capital stock of HoldCo in exchange for their shares of capital stock of the Company. As a result of such merger, HoldCo was issued 100% of the capital stock of the Company in exchange for all of HoldCo’ s interests in HoldCo Merger Sub, resulting in the Company becoming the sole and direct wholly owned subsidiary of HoldCo. On November 15, 2017 HoldCo caused the Company to convert to a Virginia limited liability company. For tax purposes, the foregoing actions are treated as a tax-free reorganization under Section 368(a)(1)(F) of the Code. Section 3.4(h) of the NSC Disclosure Schedule includes true, correct and complete copies of the documents and certificates effecting such plan of reorganization, including the certificates of formation and/or incorporation of HoldCo and HoldCo

Merger Sub, the filed and approved certificate effecting such merger, and the filed and approved certificate of conversion of the Company effecting its conversion into a limited liability company.

3.5           Consents; Conflict.

(a)           No Consents. Except for the filings of the applicable Certificates of Merger and those consents, approvals and notices set forth on Section 3.5(a) of the NSC Disclosure Schedule, no material consents or material approvals of or material notices to or filings, declarations or registrations with any Governmental Authority, any other governmental Person, or any other Person are necessary in connection with (i) the execution and delivery by HoldCo, the Company and each Key Holder of this Agreement or any of the Ancillary Agreements or (ii) the consummation by HoldCo, the Company and each Key Holder of the Merger or the other transactions contemplated hereby or thereby so as to permit the Surviving Entity to continue the HoldCo Business after the Closing Date (including the consent of any Person required to be obtained in order to keep any NSC Material Contract between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such NSC Material Contract following the Merger).

(b)           No Conflict. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements, as applicable, by HoldCo, the Company and each Key Holder, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict in any material respect with, result in a termination or material breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the HoldCo Charter Documents or the Company Charter Documents, each as currently in effect; (b) any Applicable Law applicable to HoldCo or the Company, including any of their assets or properties, or any Key Holder; (c) except as set forth on Section 3.5(a) of the NSC Disclosure Schedule, any NSC Material Contract; (d) any privacy policy of HoldCo or the Company, or (e) any Contract to which any Key Holder is a party or to which any Key Holder is bound.

3.6           Litigation. As of the date of this Agreement, there is no action, suit, arbitration, mediation, proceeding, claim or, to its knowledge, investigation pending against HoldCo or the Company (or, to HoldCo’ s knowledge, against any officer, director, employee or agent of HoldCo or the Company, in their capacity as such or relating to their employment, services or relationship with HoldCo or the Company) or any Key Holder before any Governmental Authority, arbitrator or mediator; nor, to HoldCo’s knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened in writing. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against HoldCo, the Company or any Key Holder. None of HoldCo, the Company, or any Key Holder has an action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

3.7           Taxes. For purposes of this Section 3.7, all references to the “Company” shall also include its predecessors.

(a)           HoldCo and the Company, (i) have properly completed and timely filed all U.S. federal and state income and all other material foreign, state, provincial, local and municipal tax and information returns, including all schedules thereto (the “Returns”) required to be filed by them, and all such Returns are true and accurate in all material respects, (ii) have timely paid all Taxes required to be paid by them for which payment was due, (iii) have established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet) for which payment has not yet been made and will establish an adequate accrual or reserve for the payment of all Taxes payable by HoldCo in respect of the periods or portion thereof through the Closing Date, and (iv) have timely made (or will make on a timely basis) all estimated Tax payments required to be made.

(b)           HoldCo and the Company are not delinquent in the payment of any Tax or in the filing of any Returns, and no deficiencies for any Tax have been proposed in writing or assessed against HoldCo or the Company. HoldCo and the Company have not received any written notification from the Internal Revenue Service (“IRS”) or any other taxing authority regarding any issues that (i) are currently pending before the IRS or any other taxing agency or authority (including any sales or use taxing authority) regarding HoldCo or the Company, or (ii) have been raised by the IRS or other taxing agency or authority and not yet finally resolved. No Return of HoldCo or the Company is under audit by the IRS or any other taxing agency or authority and past audits (if any) have been completed and fully resolved.

(c)           There is not in effect any waiver by HoldCo or the Company of any statute of limitations with respect to any Taxes nor has HoldCo or the Company agreed to any extension of time for filing any Return that has not yet been filed. HoldCo and the Company have not consented to extend the period in which any Tax may be assessed or collected by any taxing agency or authority.

(d)           HoldCo and the Company have complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes, and has, within the time and in the manner prescribed by Applicable Law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding laws), including federal and state income Taxes, and has timely filed all withholding tax Returns.

(e)           Neither HoldCo nor the Company is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement other than commercial agreements entered into in the ordinary course of business and the primary subject matter of which is not Taxes.

(f)           HoldCo and the Company have not participated in, and HoldCo and the Company are not currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Tax law.

(g)           Neither HoldCo nor the Company has any liability for the Taxes of any Person (other than HoldCo or the Company) as a transferee or successor, or under

Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), by contract or otherwise.

(h)           Neither HoldCo nor the Company is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing Date, including under Section 481 of the Code (or any similar provision of applicable Tax law), made prior to the Closing Date; (ii) closing agreement as described in Section 7121 (or any similar provision of state, local, or foreign Tax law) executed prior to the Closing Date; (iii)  installment sale or open transaction disposition made prior to the Closing Date; (iv) prepaid amount received prior to the Closing Date; of (v) election under Section 108(i) of the Code (or any similar provision of Applicable Law) made prior to the Closing Date.

(i)           Neither HoldCo nor the Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j)           Neither HoldCo nor the Company has a permanent establishment or foreign branch outside of its country of incorporation.

(k)           There are no liens or encumbrances for Taxes on any of the assets of HoldCo or the Company (other than for current Taxes not yet due and payable).

No representations or warranties are made with respect to the amount, availability or sufficiency of any Tax Asset for any Pre-Closing Tax Period that may be available to offset, reduce or eliminate income or Taxes of the Company, the Parent or their respective Affiliates for Post-Closing Tax Periods.   In addition, except for any Taxes resulting from a breach of Section 3.7(h), neither Holdco, the Company nor any of the Participating Shareholders shall have any liability or other responsibility, directly or indirectly, for Taxes imposed on the Company or Holdco with respect to a Post-Closing Tax Period.

3.8           Financial Statements; Books and Records.

(a)           Financial Statements. Section 3.8(a) of the NSC Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (i) are derived from and are in accordance with the Books and Records of the Company; (ii) fairly present, in all material respects, the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified; and (iii) have been prepared in accordance with GAAP consistently applied in accordance with the Company’s practices throughout the periods indicated and with each other, except for the absence of footnotes. The Company has no material Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for (w) those shown on the Company Balance Sheet or in the notes thereto, (x) those incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices, (y) Liabilities set forth on Section 3.8(a) of the NSC Disclosure Schedule (including the calculation of Merger Expenses); and (z) liabilities directly incurred under the terms of this Agreement.

(b)           Internal Controls; Disclosure Controls. To HoldCo’ s knowledge, the Company maintains a system of internal controls designed to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To HoldCo’s knowledge, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data. There is no fraud in connection with the Company Financial Statements, whether or not material, that involves (x) management or (y) other employees who have a significant role in the Company’s internal controls.

(c)           All Accounts Recorded. Neither HoldCo nor the Company has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the Books and Records of HoldCo or the Company.

(d)           Corporate Records. The stock records and minute books of HoldCo and the Company that have been made available to Parent materially reflect all minutes of meetings, resolutions and other material actions and proceedings of the HoldCo Stockholders, HoldCo (as the Company’s sole member), and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of HoldCo and membership interests in the Company and contain true, correct and complete copies of the HoldCo’s Articles of Incorporation and Bylaws, each as amended to date (collectively, the “HoldCo Charter Documents”) and the Company’s Articles of Organization and Operating Agreement, each as amended to date (collectively, “Company Charter Documents”), and each such instrument is in full force and effect. HoldCo is not in violation of any of the provisions of the HoldCo Charter Documents and the Company is not in violation of its respective Company Charter Documents. Section 3.8(d) of the NSC Disclosure Schedule contains a true, correct and complete copy of the HoldCo Charter Documents and the Company Charter Documents.

3.9           Title to Properties. Except as otherwise provided for in Section 3.9 of the NSC Disclosure Schedule, HoldCo and the Company have good and marketable title to all of its assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than NSC Permitted Encumbrances. Such assets are sufficient for the continued operation of the HoldCo Business. All properties used in the operations of the HoldCo Business are reflected on the Company Balance Sheet. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or used in the HoldCo Business are in good condition and repair, normal wear and tear excepted. All leases of real or personal property to which the Company is a party afford the Company a valid leasehold possession of the real or personal property that is the subject of the lease. The Company has complied with the terms of all leases to which it is a party and under which it is in occupancy. The Company enjoys peaceful and undisturbed possession under all leases of real property. Neither HoldCo nor the Company owns or has any other interest in any real property. Section 3.9 of the NSC Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property owned by the Company with an original purchase price of Ten Thousand Dollars ($10,000) or greater.

3.10           Absence of Certain Changes. Since December 31, 2016 and other than in the ordinary course of business consistent with past practice, there has not been, with respect to HoldCo or the Company, any:

(a)           Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b)           failure to operate the HoldCo Business in the ordinary course;

(c)           amendment or change in the HoldCo Charter Documents or Company Charter Documents;

(d)           except as otherwise provided for in Section 3.10(d) of the NSC Disclosure Schedule, incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than NSC Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(e)           acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal, in each case except pursuant to the transactions contemplated under this Agreement;

(f)           payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of Twenty Five Thousand Dollars ($25,000) for any single Liability to a particular creditor;

(g)           failure to pay any of its material obligations when due;

(h)           purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company IP Rights (as defined in Section 3.13(a)) and other intangible assets) other than the sale or non-exclusive license of its products or services to its customers excluding non-disclosure, confidentiality, employee, contractor and consultant Contracts;

(i)           damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(j)           declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the HoldCo Stock Plans or applicable Contracts in connection with the termination of service of employees or other service providers);

(k)           except as set forth on Section 3.10(k) of the NSC Disclosure Schedule, change or increase in the cash or equity compensation payable or to become payable to any of its officers, directors, employees or agents, including with respect to any bonus, severance, retention, or stock awards, stock option grants, stock appreciation rights or stock option grants made to or with any of such officers, directors, employees or agents;

(l)           change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(m)           except as otherwise provided for in Section 3.10(m) the NSC Disclosure Schedule, Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(n)           making by it of any material loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(o)           cancellation of any indebtedness or waiver of any rights of substantial value to it, other than in the ordinary course of its business consistent with its past practices;

(p)           entering into, amendment of, relinquishment, termination or nonrenewal by it of any NSC Material Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or other right or obligation), or any written indication or assertion by the other party thereto of any material problems with its services or performance under such NSC Material Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such NSC Material Contract (or other right or obligation);

(q)           material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(r)           entering into any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of Fifty Thousand Dollars ($50,000) or that is not entered into in the ordinary course of its business consistent with its past practices;

(s)           making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company;

(t)           any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(u)           any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

(v)           announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (u) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.11           Contracts, Agreements, Arrangements, Commitments and Undertakings. Sections 3.11(a)-(n) of the NSC Disclosure Schedule set forth a list of each of the following Contracts, as of the date hereof, to which HoldCo or the Company is a party or to which HoldCo, the Company or any of their assets or properties is bound (other than with respect to the plans set forth on Section 3.16(d) of the NSC Disclosure Schedule):

(a)           any Contract providing for payments (whether fixed, contingent or otherwise) by or to it (directly or indirectly) in an aggregate amount of Fifty Thousand Dollars ($50,000) or more;

(b)           any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(c)           any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which software, content, technology or Intellectual Property is material in any manner to HoldCo’s Business and used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it;

(d)           any joint venture or partnership Contract;

(e)           any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any other transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f)           any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(g)           any Contract that restricts it from (1) engaging in any aspect of its business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;

(h)           any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(i)           any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of HoldCo Capital Stock, limited liability interests of the Company, or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of HoldCo Capital Stock or limited liability interests of the Company, other securities or options, warrants or other rights therefor, except for those Contracts to be terminated pursuant to Section 8.2(g) hereof;

(j)           any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k)           any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those made in the ordinary course of its business;

(l)           any Contract in which its officers, directors or any member of their immediate families, is directly or indirectly interested (whether as a party or otherwise);

(m)           any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise; or

(n)           any other Contract that is material to it or its business, operations, financial condition, properties or assets.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(n) of this Section 3.11 to be listed on Section 3.11 of the NSC Disclosure Schedule has been delivered to Parent. As of the Agreement Date, each of the NSC Material Contracts is a legal, valid and binding obligation of HoldCo or the Company (assuming the due authorization, execution and delivery by the other parties thereto) and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity).

3.12           No Default; No Restrictions.

(a)           HoldCo and the Company have performed all material obligations required to be performed by them to date under the NSC Material Contracts, and there exists no default or event of default or event, occurrence, condition or act, with respect to HoldCo or the Company, or to HoldCo’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any NSC Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any NSC Material Contract, (2) the right to any material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any NSC Material Contract, (3) the right to accelerate the maturity or performance of any obligation of HoldCo or the Company under any NSC Material Contract, or (4) the right to cancel, terminate or modify any NSC Material Contract. Neither HoldCo nor the Company has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel, call a default under, or modify, any NSC Material Contract.

(b)           Except as listed in Section 3.12(b) of the NSC Disclosure Schedule, neither HoldCo nor the Company is a party to, and no asset or property of HoldCo or the Company is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits HoldCo or the Company or, following the Effective Time, will restrict or prohibit the Surviving Entity, the Company, Parent or any of its Subsidiaries, from freely engaging in the HoldCo Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the HoldCo Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.13           Intellectual Property.

(a)           To HoldCo’s knowledge, the Company owns or has a right or license to all Intellectual Property used in any Company Product or Service (as defined in Section 3.13(c)) or otherwise sufficient for the conduct of the HoldCo Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for the conduct of the HoldCo Business. As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by the Company; and “Company-Licensed IP Rights” means Company IP Rights that are licensed to the Company by a third party. The representations of this Section 3.13(a) do not constitute Intellectual Property non-infringement representations, which are covered by Section 3.13(c) below.

(b)           To HoldCo’s Knowledge, neither the execution, delivery or performance of this Agreement, the HoldCo Ancillary Agreements, the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, in accordance with their terms: (i) constitute a material breach of or default under any instrument, license or other Contract of the Company governing any Company IP Right

(collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right or Company-Licensed IP Right that is necessary to the operation of the HoldCo Business; or (iii) materially impair the right of the Company or the Surviving Entity to use, make, market, license, sell, copy, distribute or dispose of any Company-Owned IP Right or Company-Licensed IP Right that is necessary to the operation of the HoldCo Business or portion thereof. Except as set forth in Section 3.13(b) of the NSC Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product and for fees due to the US PTO or other Intellectual Property offices) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any Company-Owned IP Rights or Company-Licensed IP Right that is necessary to the operation of the HoldCo Business by the Company, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c)           Section 3.13(c) of the NSC Disclosure Schedule sets forth a list (by name and version number), as of the date hereof, of each of the current commercial products and services designed, developed, produced, manufactured, assembled, sold, leased, licensed, marketed, distributed or otherwise made commercially available by the Company as of the Agreement Date that are material to the HoldCo Business and each product and service currently under development material to the HoldCo Business (each a “Company Product or Service”). The Company has the valid right or license to the Company-Licensed IP Rights used in any Company Product or Services or otherwise in the conduct of the HoldCo Business. Neither the operation of the HoldCo Business nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product or Service currently used infringes or misappropriates any Intellectual Property right of any other party. To the knowledge of HoldCo, the use, development, manufacture, marketing, license, sale distribution or furnishing of any Company Product or Service currently under development by the Company, does not infringe or misappropriate any Intellectual Property rights of any other party. There is no pending, or, to the knowledge of HoldCo, threatened, claim or litigation contesting the validity, ownership or right of the Company to use, develop, make, market, license, sell, distribute or furnish any Company Product or Service, nor has HoldCo or the Company received any written notice asserting that any Company Product or Service or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof conflicts with or infringes the rights of any other party. Neither HoldCo nor the Company has received any written notice from any third party alleging it is infringing, or requesting on an unsolicited basis that it enter into a license under, any third party patents. None of the Company-Owned IP Rights or Company Products or Services of the Company is subject to any proceeding or outstanding order or stipulation (i) restricting in any material manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company of any Company-Owned IP Rights, any Company Product or Service, or which is reasonably expected to affect the validity, use or enforceability of any such Company-Owned IP Rights or Company Product or Service. The foregoing does not apply to office actions in the ordinary course of prosecution by the US PTO or any other Intellectual Property office, domestic or foreign.

(d)           To HoldCo’s knowledge, neither HoldCo nor the Company has taken an action or failed to take an action that operates in such a way that would give reasonably be expected to rise to a laches or equitable estoppel claim by any Person which would result in the avoidance of a claim of infringement by the Company against any such Person.

(e)           To HoldCo’s knowledge, no current or former employee, consultant or independent contractor of the Company: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To HoldCo’s knowledge, neither the employment of any employee of the Company, nor the use by the Company of the services of any consultant or independent contractor subjects HoldCo or the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company.

(f)           The Company has taken steps reasonable under the circumstances to protect, preserve and maintain the secrecy and confidentiality of the Company-Owned IP Rights with respect to which the Company wishes to maintain as confidential and that is not otherwise disclosed by the Company’s published patents, patent applications or copyrights and to preserve and maintain all the Company’s interests, proprietary rights and trade secrets in such Company-Owned IP Rights. The Company has a policy requiring that all current and former officers, employees, consultants and independent contractors of the Company, and, to its knowledge, each of its and their predecessors having access to proprietary information of the Company, to have executed and delivered an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or its predecessor; and copies of the form of all such agreements have been made available to Parent or its counsel. The Company has secured assignments from all of their current and former consultants, independent contractors and employees who were involved in the creation or development of any Company-Owned IP Rights material to the Company, of the rights that otherwise would have been owned by such persons or that the Company and each of its predecessors did not or does not already own by operation of law, subject to statutory reversionary rights, and waivers of any moral rights. No current or former employee, officer, director, consultant or independent contractor of the Company or, to its knowledge, any of its or their predecessors, has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights, subject to statutory reversionary rights and waivers of any moral rights.

(g)           Section 3.13(g) of the NSC Disclosure Schedule contains a true and complete list, as of the Agreement Date, of (i) all worldwide registrations made by or on behalf of the Company of any patents, industrial design patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, and (ii) all applications, registrations, and filings by the Company to register the Company-Owned IP Rights, including all patent applications, industrial design patent applications, copyright registration applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered. All registered patents, industrial design patents, trademarks, service marks, copyrights and mask work rights that are Company-Owned IP Rights are presumed valid and subsisting (or, in the case of applications, applied for), and the Company is the record owner thereof. All registered patents, industrial design patents, trademarks and service marks are currently in compliance with all legal requirements other than any requirement, that if not satisfied, with respect to a patent or industrial design patent, would not reasonably be expected to result in a revocation or lapse or otherwise adversely affect its enforceability, and, with regard to a trademark or service mark, would not reasonably be expected to result in a cancellation of such registration or otherwise adversely affect the use, priority or enforceability of the trademark or service mark. The Company owns exclusively, and has good title to, all copyrighted works that Company purports to own.

(h)           HoldCo and the Company own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than NSC Permitted Encumbrances) and licenses (other than licenses and rights granted in the ordinary course).

(i)           Section 3.13(i)-1 of the NSC Disclosure Schedule lists all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights, unless such Contracts are in the form of standard customer agreements, the forms of which are included in Section 3.11 of the NSC Disclosure Schedule and also excluding non-disclosure, confidentiality, employee, contractor and consultant Contracts. Except as set forth on Section 3.13(i)-2 of the NSC Disclosure Schedule, none of the licenses or other Contracts listed in Section 3.13(i)-1 of the NSC Disclosure Schedule grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights. The Company has not agreed to transfer ownership of any Intellectual Property that is owned by the Company to any third party, or knowingly permitted the Company’s rights in such Intellectual Property to enter the public domain (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(j)           Neither HoldCo nor the Company, nor any other party authorized to act on any of their behalves, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent of, any Company Source Code (as defined below), except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company, escrows in the ordinary course, and source code open source detection scans in connection with the transaction contemplated by this Agreement. To the knowledge of HoldCo, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by HoldCo or the Company or any other party authorized to act on any of their behalves to any party of any Company Source Code, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company, escrows in the ordinary course, and source code open source detection scans in connection with the transaction contemplated by this Agreement. Section 3.13(j) of the NSC Disclosure Schedule identifies, as of the Agreement Date, each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or other similar party, any Company Source Code. As used in this Section 3.13(g), “Company Source Code” means, collectively, the source code of any software or program (i.e., software code in its original, human readable, un-compiled, form), or any material proprietary information or algorithm contained in or relating to any software source code, owned by the Company. This paragraph does not apply to any Public Software (as defined below).

(k)           To the knowledge of HoldCo, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company.

(l)           All Company Products or Services (excluding those in development) conform in all material respects to their applicable published product specifications and product Documentation, and neither HoldCo nor the Company has any material Liability (and, to the knowledge of HoldCo, there is no particular basis to expect any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against HoldCo or the Company giving rise to any material Liability relating to the foregoing). The Company has made available to Parent the opportunity to review all Documentation relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software used by the Company in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company has generally implemented any and all material security patches or upgrades that to the knowledge of HoldCo are generally available for that software.

(m)           Except with respect to demonstration or trial copies, to HoldCo’s knowledge, no Company Product or Services made available by the Company to any Person contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other malicious software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user and the Company’s employees and contractors have not placed any of the foregoing in any Company Product or Service. The representations of this paragraph do not apply to any license keys, time-out devices or similar self-help mechanisms.

(n)           To HoldCo’s knowledge, the HoldCo Business as currently conducted complies in all respects with all Applicable Laws whether U.S. or otherwise, regarding encryption technology, including, without limitation, the import and export thereof.

(o)           HoldCo or the Company is not nor has it or they been in the past two years a member of, or a contributor to or made any commitments or agreements regarding any patent pool, standards body, standard setting organization, or similar organization, in each case that requires or obligates HoldCo or the Company to grant or offer to any other Person any license or right to any Company IP Rights, including without limitation any future Intellectual Property developed, conceived, made or reduced to practice by the Company or any Affiliate of the Company after the date of this Agreement.

(p)           No government funding, or facilities or personnel of any university, college, other education institution or research center, or funding from third parties (other than funds received in consideration for HoldCo Common Stock or pursuant to instruments of indebtedness for borrowed money) were used in the development, in whole or in part, of the Company-Owned IP Rights. To the knowledge of HoldCo, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any material Company-Owned IP Rights performed services for any Governmental Authority, for a university, college or other education institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(q)           Except as provided in of Section 3.13(q) the NSC Disclosure Schedule, the Company has not taken and will not take any actions that (i) incorporate any Public Software, in whole or in part, into any Company-Owned IP Right or any Company Product or Service or any portion thereof; (ii) use Public Software, in whole or in part, in the development of any part of any Company-Owned IP Right or any Company Product or Service or any portion thereof in a manner that would subject any Company-Owned IP Right or Company Product or Service, in whole or in part, to all or part of the license obligations of any Public Software; or (iii) statically combine or distribute any Company-Owned IP Right as integrated with Public Software. As used herein, “Public Software” means software licensed pursuant to terms (1) that grant, or purport to grant, to any third party any rights or immunities under patents that are part of the Company-Owned IP Rights or (2) that requires as a condition of use or distribution of such software on the disclosure, licensing, or distribution of any Company-owned proprietary source code for any Company Products and Service incorporated into, derived from or distributed with such software and requires that the Company-owned proprietary source code be disclosed or distributed in source code form, licensed for the purpose of making derivative works, and redistributable at no charge and by way of example, shall include, without limitation, software licensed under GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, the Artistic License (e.g., PERL) and the Apache License.

(r)           To the knowledge of HoldCo, in the two years prior to the Agreement Date there has been no failure, breakdown, loss or impairment of, or unauthorized access to or unauthorized use of, any core information technology systems of the Company that has resulted in a material disruption or material interruption in the operation of the business of the Company, the cause of which has not been repaired or remedied. The Company has in place commercially reasonable disaster recovery and business continuity plans and procedures. To the knowledge of HoldCo, in the two years prior to the Agreement Date, there has been no unauthorized access to or unauthorized use of any information technology systems of the Company that has resulted in unauthorized disclosure of any material confidential information of the Company to any other Person. HoldCo is not aware of and has not been notified in writing of: (i) any actual, attempted or suspected unauthorized access to or use of any data of the Company, or any other occurrence which may compromise the availability, security, integrity or confidentiality of such data; or (ii) any disclosure, intended, accidental or otherwise, wherein such data actually is, or may reasonably be expected to potentially be, acquired by an unauthorized person or accessed or used in an unauthorized manner; but in each case always excluding: (a) unsuccessful attempts to penetrate computer networks or servers maintained by or for the Company; and (b) immaterial incidents that occur on a routine basis, such as general “pinging” or “denial of service” attacks. Instances of good faith access or use of data by an employee or contractor of Company also are excluded; provided, that the data is not used for a purpose unrelated to work performed for Company and is not subject to further unlawful or unauthorized use.

3.14           Compliance with Laws.

(a)           HoldCo, the Company and each of its and their predecessors is in material compliance with all Applicable Law.

(b)           To HoldCo’s knowledge, HoldCo, the Company and each of its and their predecessors holds all Governmental Permits, and all such Governmental Permits are valid and in full force and effect. HoldCo, the Company and each of its and their predecessors has complied with each Governmental Permit to which it is subject. Neither HoldCo nor the Company has received any written notice or other written communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. HoldCo has no knowledge of any outstanding violation of any Governmental Permit. Section 3.14(b) of the NSC Disclosure Schedule sets forth a true and complete list of all Governmental Permits held by HoldCo and the Company as of the Agreement Date.

(c)           No Governmental Authority has provided written notice to HoldCo of any threatened proceeding or investigation into the business or operations of the Company, any of its or their predecessors and, to the knowledge of HoldCo, no such proceedings or investigations are contemplated or have been initiated. There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of HoldCo or the Company.

(d)           Neither HoldCo nor the Company, its or their predecessors, directors, officers, agents or employees has, for or on behalf of HoldCo or the Company or such predecessor, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any Prohibited Payments, (iv) received any payments, services or gratuities that were not legal to receive, (v) engaged in any transactions or made or received payments that were not properly recorded on the accounting books and records of HoldCo or the Company or properly disclosed on their respective financial statements, (vi) has maintained any off-book bank or cash account, or (vii) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

3.15           Certain Transactions and Agreements. To HoldCo’s knowledge, none of the officers and directors of HoldCo or the Company, and, to the knowledge of HoldCo, no stockholder of HoldCo, nor any immediate family member of an officer or director of HoldCo, has a direct ownership interest of more than 2% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, HoldCo or the Company. Except as otherwise provided for in Section 3.15 of the NSC Disclosure Schedules, none of the officers, directors, stockholders of HoldCo or any immediate family members thereof, is a party to, or otherwise directly or indirectly interested in any NSC Material Contract.

3.16           Employees, ERISA and Other Compliance.

(a)           Except as otherwise provided for in Section 3.16(a)(i) of the NSC Disclosure Schedules, the Company has always been and currently is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation and employee benefits matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act or any other Applicable Laws. A complete list as of the Agreement Date of all employees, officers and consultants of the Company and their current title and/or job description and compensation (base compensation and bonuses) is set forth on Section 3.16(a)(ii) of the NSC Disclosure Schedule. To the knowledge of HoldCo, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law. Except as otherwise provided for in Section 3.16(a)(iii) of the NSC Disclosure Schedules, the Company does not have any employment or consulting Contracts with personnel providing services in the United States currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions), and outside of the United States, termination of employment or consulting arrangements may occur upon such notice as may be required under Applicable Law or the employees’ Contract of employment or consulting services. No key employees, key consultants or group of employees or consultants of the Company have given written notice to the Company of an intention to terminate his or her employment or relationship with the Company.

(b)           To the knowledge of HoldCo, the Company is not now, nor has ever been, subject to a union organizing effort. The Company is not subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, and subject to any current labor disputes. The Company has good labor relations, and HoldCo has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have an adverse effect on such labor relations, and has no knowledge that any key employee material to the HoldCo Business intends to leave its employ.

(c)           Neither the Company nor any ERISA Affiliate has, within the past six (6) years, participated in or had any obligation to contribute to a pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code.

(d)           Section 3.16(d) of the NSC Disclosure Schedule lists as of the Agreement Date each employment, consulting, severance or other similar Contract (other than with respect to Contracts based on form agreements that have been made available to Parent; provided, that such Contracts do not materially differ from the forms upon which they are based), each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan, program or arrangement (whether formal or informal, and written or oral) providing for insurance coverage (including any self-insured arrangements), life and health benefits (including medical, mental health, dental, vision and hospitalization), workers’ compensation benefits, vacation benefits, severance benefits, supplemental unemployment benefits, material fringe benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, tax equalization, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation in any form (including any plan, program or arrangement which references the capital stock of HoldCo) or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, sponsored, maintained or contributed to by HoldCo or the Company and covers any employee or former employee of the Company, its predecessors, any of its ERISA Affiliates or HoldCo. Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements.”

(e)           Each Company Benefit Arrangement has been maintained and amended, including its form, in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. No such Company Benefit Arrangement and no employee benefit plan of an ERISA Affiliate maintained within the past six (6) years is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA. The Company has the right under the terms of each applicable Company Benefit Arrangement and under Applicable Law to amend or terminate such Company Benefit Arrangement in accordance with its terms (or terminate the participation in such Company Benefit Arrangement by the Company) without material Liability to the Company or any ERISA Affiliate and subject to Applicable Law and to the Company’s or its ERISA Affiliate’s statutory and contractual obligations to pay any earned and vested benefits thereunder.

(f)           Each Company Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company and each ERISA Affiliate has furnished to Parent copies of the most recent IRS determination or opinion letters with respect to each such plan, and no action or event has occurred since the date of the most recent determination or opinion letter relating to any such Company Benefit Arrangement that would be reasonably expected to adversely affect the tax-qualified status of any such plan or related trust.

(g)           No suit, administrative proceeding, action or other litigation is pending, or to HoldCo’s knowledge, is threatened in writing against or with respect to any Company Benefit Arrangement (other than routine claims for benefits under such Company Benefit Arrangement and administrative appeals of such claims), including any audit or inquiry by the IRS or the Department of Labor (“DOL”). Except as otherwise provided for in Section 3.16(g) of the NSC Disclosure Schedule, no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Benefit Arrangements and no set of facts has occurred that is reasonably likely to subject Company, any of its ERISA

Affiliates, or any of their employees to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or sanctions imposed under Title I of ERISA or any other Applicable Law in connection a Company Benefit Arrangement, and all such Company Benefit Arrangements have been operated in full compliance with the fiduciary duty requirements of Title I of ERISA.

(h)           All contributions and payments due from the Company with respect to any of the Company Benefit Arrangements, determined in accordance with prior funding and accrual practices, have been made or have been accrued on the Company’s financial statements (including the Company Financial Statements) in accordance with and to the extent required by GAAP.

(i)           All individuals who, pursuant to the terms of any Company Benefit Arrangement, are currently entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined.

(j)           The Company shall not have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(k)           There has been no interpretation or announcement (whether or not written, formal or informal) not reasonably consistent with the language of the plan but nonetheless legally binding, by HoldCo or the Company relating to any Company Benefit Arrangement that would materially increase the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the fiscal year ended prior to the date hereof (other than increased insurance premiums and otherwise as required by law). Except as set forth on Section 3.16(k) of the NSC Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or change of position of any employee following or in connection with the consummation of the Merger) constitute an event under any Company Benefit Arrangement that will or may result in any material payment (whether severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(l)           Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder, the Women’s Health and Cancer Rights Act of 1998, the Family Medical Leave Act of 1993, as amended, the Mental Health Parity and Addiction Equity Act of 2008, and the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations thereunder, and any other Applicable Law as such requirements affect HoldCo, the Company, any ERISA Affiliate, and their employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on HoldCo, the Company or Parent.

(m)           Except as otherwise provided for in Section 3.16(m) of the NSC Disclosure Schedules, no benefit payable or that may become payable by HoldCo or the Company pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificates of Merger shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Section 3.16(m) of the NSC Disclosure Schedule, the Company is not a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, any HoldCo Ancillary Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or other Applicable Law), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan (or any other such plan which benefits are referenced to the fair market value of the HoldCo Common Stock), any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Except as disclosed in Section 3.16(m) of the NSC Disclosure Schedule, the Company has no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Section 3.16(m) of the NSC Disclosure Schedule.

(n)           To HoldCo’s knowledge, no employee or consultant of the Company is in material violation of (i) any term of any employment or consulting Contract or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or to use trade secrets or proprietary information of others. To HoldCo’s knowledge, the employment of any employee or consultant by the Company does not subject it to any Liability to any third party other than Liabilities with respect to employer payroll tax and employee tax withholding and contributions, premiums and administrative costs under Company Benefit Arrangements.

(o)           HoldCo and the Company have not established any compensation and benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(p)           In the past two years, there has been no “mass termination,” “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) or other Applicable Law in respect of the Company.

(q)           All filings and reports as to each Company Benefit Arrangement (including Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely submitted to the IRS, the DOL or other governmental body and/or have been distributed as required.

(r)           All unfunded Liabilities under all Company Benefit Arrangements (including paid time off accruals) are fully reflected as liabilities on the Balance Sheet and will be fully reflected on the books and records of the Company as of the Closing Date in accordance with and to the extent required by GAAP.

(s)           No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Company Benefit Arrangement that is a group health plan, as defined in Section 5000(b)(1) of the Code. With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code, or any other post-retirement welfare benefit programs.

(t)           Any “non-qualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance issued thereunder) of the Company (to the extent applicable to any Company employee) under which the Company makes, is obligated to make, or promises to make any payments or other awards (each, a “409A Plan”), has, if subject to Section 409A (or any state law equivalent) and the regulations and guidance thereunder (collectively, “Section 409A”), been since January 1, 2006 maintained and operated in good faith compliance with Section 409A and since January 1, 2010, each such 409A Plan has been in documentary compliance with Section 409A. No assets have been set aside (directly or indirectly) outside of the United States for purposes of paying deferred compensation as described in Code section 409A(b)(1). No 409A Plan that was originally exempt from application of Section 409A has been “materially modified” at any time after October 3, 2005. There is no Contract to which the Company is a party covering any employee, consultant, or other service provider to the Company, which individually or collectively requires the Company to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any employee for Tax-related payments under Section 409A.

3.17           Merger Expenses. (a) Neither HoldCo nor any Affiliate of HoldCo is obligated for the payment of any brokerage, finder’s or other similar fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. (b) The legal and accounting advisors, and any other persons, to whom HoldCo and the Company currently expects to owe fees and expenses that will constitute Merger Expenses are set forth on Section 3.17 of the NSC Disclosure Schedule, and other than the Merger Expenses that will be due to the entities set forth on Section 3.17 (including all amounts due thereunder) of the NSC Disclosure Schedule, there are no Merger Expenses.

3.18           Insurance. HoldCo and the Company maintains as of the Agreement Date the policies of insurance and bonds set forth in Section 3.18 of the NSC Disclosure Schedule. Section 3.18 of the NSC Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and HoldCo and the Company are otherwise in compliance with the terms of such policies and bonds. HoldCo has no knowledge of any written threatened termination of, or material premium increase with respect to, any of such policies or bonds. Neither HoldCo nor the Company has been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The activities and operations of HoldCo and the Company have been conducted in a manner so as to materially conform to all applicable provisions of such policies and bonds. HoldCo has delivered to Parent correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of HoldCo or the Company.

3.19           Environmental Matters.

(a)           HoldCo, the Company and its predecessors and Affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by HoldCo and the Company of all material permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. HoldCo and the Company has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that HoldCo or the Company is not in compliance with any Environmental Law, and to the knowledge of HoldCo, there are no circumstances that may prevent or interfere with the compliance by HoldCo or the Company with any current Environmental Law in the future. All Governmental Permits held by HoldCo or the Company as of the Agreement Date pursuant to any Environmental Law (if any) are identified in Section 3.19 of the NSC Disclosure Schedule.

(b)           For purposes of this Section 3.19: (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

3.20           Customers and Suppliers.

(a)           Except as otherwise provided for in Section 3.20 of the NSC Disclosure Schedules, the Company has no outstanding material disputes concerning its products and/or services with any customer or distributor who was one of the 10 largest sources of revenues for the Company, based on amounts paid or payable in the year ended December 31, 2016, or to the extent different, (i) the 10 largest sources of revenues for the Company, based on amounts paid or payable in the year ended December 31, 2015, or (ii) the 10 largest sources of revenues for the Company, based on amounts paid or payable in the nine month period ended on September 30, 2017 (each, a “Significant Customer”). Each Significant Customer, together with the amount of revenues paid or payable by such Significant Customer to the Company in (x) the years ended December 31, 2016 or December 31, 2015 or (y) the nine month period ended on September 30, 2017, is listed on Section 3.20(a) of the NSC Disclosure Schedule. Since January 1, 2017 through to the date of this Agreement, the Company has not received any written notice from any Significant Customer that such customer shall not continue as a customer of the Company or that such customer intends to terminate or materially and in a manner detrimental to the Company modify existing Contracts with the Company (or the Surviving Entity, Parent or any of its Subsidiaries) or that such customer refuses to make payments for products delivered or services rendered. The Company has not had any of its products returned by a Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue by the Company.

(b)           The Company has no outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2016 was one of the 10 largest suppliers of products and/or services to the Company, or to the extent different, (i) in the year ended December 31, 2015 was one of the 10 largest suppliers of products and/or services or (ii) in the nine month period ended on September 30, 2017 was one of the 10 largest supplier of products and/or services, in either case based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier, together with the amounts paid or payable by the Company to such Significant Supplier during (x) the years ended December 31, 2016 or December 31, 2015 or (y) the nine month period ended on September 30, 2017, is listed on Section 3.20(b) of the NSC Disclosure Schedule. Since January 1, 2017 through to the date of this Agreement, the Company has not received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially and in a manner detrimental to the Company modify existing Contracts with the Company (or the Surviving Entity, Parent or any of its Subsidiaries). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the HoldCo Businesses, and HoldCo has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

3.21           Accounts Receivable. Section 3.21 of the NSC Disclosure Schedule sets forth a true, correct and complete itemization of the accounts receivable (including aging) of HoldCo and the Company as of the Agreement Date (the “Accounts Receivable”). Section 3.21 of the NSC Disclosure Schedule sets forth such amounts of accounts receivable as of the Agreement Date which are subject to asserted claims by customers and reasonably detailed information regarding asserted claims made within the last year, including the type and amounts of such claims. The Accounts Receivable represent bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to the Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements. Except as set forth on Section 3.21 of the NSC Disclosure Schedule, the Accounts Receivable constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practices, and are collectible in full within 90 days following the Closing. The Company and HoldCo have good and marketable title to the Accounts Receivable free and clear of all Encumbrances (other than NSC Permitted Encumbrances). All Accounts Receivable have been billed in accordance with the past practice of the Company consistently applied.

3.22           Inventory. All inventory of HoldCo and the Company (which includes all raw materials, work in progress (WIP) and finished products), whether or not reflected in the Company Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business of the Company, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Balance Sheet. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company. The Company has good and marketable title to the inventories free and clear of all Encumbrances (other than NSC Permitted Encumbrances). The inventories do not include any material amount of inventory that is slow-moving, obsolete, excess, damaged or otherwise not merchantable or returnable by vendors for full credit.

3.23           Bank Account. Section 3.23 of the NSC Disclosure Schedule sets forth the account number and names of authorised signatories with respect to each account maintained by or for the benefit of the Company, HoldCo or in connection with its business at any bank or other financial institution.

3.24           Board Approval. The Board of Directors of HoldCo has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of HoldCo and its stockholders and the Company, (ii) duly approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of HoldCo approve and adopt this Agreement and approve the Merger.

3.25           Indebtedness.  Except for Indebtedness of the Company set forth on Section 3.25 of the NSC Disclosure Schedule, neither HoldCo nor the Company has (i) incurred any Indebtedness, (ii) made any loans or advances to any Person, or (iii) provided any guarantee or indemnity of any Indebtedness of any other Person. Section 3.25 of the NSC Disclosure Schedule sets forth complete, current and accurate information regarding the written arrangement governing each such Indebtedness of the Company, the total amount of Indebtedness currently due under each such arrangement, and the identity of each counterparty to such arrangement. HoldCo has provided to Parent complete, current and accurate documentation related to each Indebtedness of the Company or HoldCo.

3.26           General.  No representation or warranty by any Key Holder in this Agreement and no statement contained in the NSC Disclosure Schedules or any certificate or other document furnished or to be furnished to Parent or HoldCo or the Company pursuant to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The rights of Parent to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that Parent may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by Parent. HoldCo, the Company and each Key Holder hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Parent, and regardless of the results of any such investigation, Parent has entered into this transaction in express reliance upon the representations and warranties of HoldCo, the Company and each Key Holder made in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in a numbered or lettered section of the Parent Disclosure Schedule and other sections of the Parent Disclosure Schedule to the extent (a) such information is cross-referenced in another part of the Parent Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation and warranty of Parent and Merger Sub in the Agreement, Parent and Merger Sub represent and warrant to HoldCo and the Key Holders that the statements contained in this Article IV are true and correct on and as of the date of this Agreement:

4.1           Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements. Neither Parent nor Merger Sub is in violation of its respective certificate of incorporation, bylaws, certificate of formation or operating agreement, as applicable, and each as amended to date.

4.2           Power, Authorization and Validity.

(a)           Power and Authority. Parent has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by Parent of this Agreement, each of the Parent Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Parent. Merger Sub has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Merger Sub.

(b)           No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise (except for the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder), is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Parent Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except where the breach or violation or the lack of consent, approval or notice would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, assuming the due authorization, execution and delivery by each other party thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, assuming the due authorization, execution and delivery by each other party thereto, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3           No Conflict. Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Parent or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the certificate of incorporation or bylaws of Parent or any provision of the certificate of formation or operating agreement of Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Parent, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound, except in each case, where such conflict, termination, breach, impairment, violation, default, consent, or lack of consent, release, waiver or approval would not, individually or in the aggregate, have a Material Adverse Effect.

4.4           Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for its operating agreement pursuant to which all of its limited liability interests were issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

4.5           [reserved].

4.6           Financial Capacity. Parent will have sufficient cash funds on hand or available to it to pay the Merger Consideration.

4.7           Merger Consideration. Parent has reserved a sufficient number of authorized but unissued shares of Parent Common Stock for issuance in connection with the Merger. All shares of Parent Common Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, are fully paid and nonassessable, and will not be subject to any right of rescission, right of first refusal or preemptive right, and will be offered, issued, sold and delivered by Parent in compliance with all requirements of Applicable Law.

4.8           Litigation. There is no material action, suit, arbitration, mediation, proceeding, claim or investigation pending against Parent or Merger Sub (or, to Parent’s knowledge, against any officer, director, employee or agent of Parent or Merger Sub in their capacity as such or relating to their employment, services or relationship with Parent or Merger Sub) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of Parent, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened in writing. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Parent or Merger Sub. Neither Parent nor Merger Sub has an action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

4.9           Reorganization. None of Parent, any of its Subsidiaries (including each Merger Sub) nor, to the knowledge of Parent, any of Parent’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free transaction pursuant to Section 368 of the Code and Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a tax-free transaction pursuant to Section 368 of the Code.

4.10           Capitalization of Parent.

(a)           Authorized and Outstanding Capital Stock of Parent. The authorized capital stock of Parent is as described in the SEC Documents filed by Parent. As stated therein, the number of shares of Parent Common Stock outstanding as of October 1, 2017 was 14,309,018 shares, and Parent does not hold any shares of treasury stock. As stated in the Certificate of Designations for Series A Cumulative Convertible Preferred Stock, the number of shares of Series A Preferred Stock authorized is 505,000 shares, and the number of Series A Preferred Stock outstanding as of the Agreement Date is 502,327 shares. As stated in the Certificate of Designations for Series B Cumulative Convertible Preferred Stock, the number of shares of Series B Preferred Stock authorized is 240,861 shares, and the number of Series B Preferred Stock outstanding as of the Agreement Date is 240,861 shares. All issued and outstanding shares of capital stock of Parent, whether issued and outstanding immediately prior to the Merger or pursuant to the Merger, at the Closing, are duly authorized, and are, or will be, validly issued, fully paid and nonassessable, not issued in violation of and not subject to any right of rescission, right of first refusal or preemptive right, and have been or will be offered, issued, sold and delivered by Parent in compliance with all requirements of Applicable Law and all requirement set forth in applicable Contracts. Except for the regular quarterly dividends payable on the Series A Preferred Stock and the Series B Preferred Stock of Parent, there is no Liability for dividends accrued and unpaid by Parent.

(b)           Options. Parent has reserved an aggregate of 3,000,000 shares of Parent Common Stock for issuance pursuant to the Parent Stock Plans (including shares subject to outstanding Parent Options). The holders of the requisite number of shares of Parent Common Stock have approved the Parent Stock Plan in accordance with Applicable Law. Upon the issuance of any shares of Parent Common Stock in accordance with the terms of the Parent Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(c)           No Other Rights. Except as described in the SEC Documents filed by Parent, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Parent Capital Stock or any securities or debt convertible into or exchangeable for Parent Capital Stock or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except as described in the SEC Documents filed by Parent, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of Parent.

4.11           Board Approval. Each of the Boards of Directors of Parent and Merger Sub have, as of the Agreement Date, (i) determined that the Merger is fair to, advisable and in the best interests of Parent and the Merger Sub, respectively, and their respective stockholders, (ii) duly approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholder of the Merger Sub approve and adopt this Agreement and approve the Merger.

4.12           SEC Documents; Parent Financial Statements. Parent has furnished or made available to HoldCo and Key Holders true and complete copies of all SEC Documents filed by it or its predecessors with the SEC, all in the form so filed. As of their respective filing dates, such SEC Documents filed by Parent and all SEC Documents filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended, it being understood that such financial statements may be required to be restated from time to time.

4.13           No Undisclosed Statements. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of a nature, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent, except for liabilities or obligations (a) those shown on the Parent Financial Statements or in the notes thereto, (b) those incurred after June 30, 2017 in the ordinary course of Parent’s business consistent with its past practices, (c) other undisclosed liabilities which, individually or in the aggregate, are not material to Parent and their Subsidiaries, taken as a whole; (d) liabilities disclosed on SEC Documents filed prior to the date of this Agreement or otherwise relating to items disclosed therein; and (e) liabilities directly incurred under the terms of this Agreement or necessary for providing the financing sufficient to enable Parent’s performance hereof.

4.14           Subsidiaries. (a) All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent and (b) all the shares of capital stock of, or other equity or voting interest held by Parent in each Person in which Parent owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature, each as disclosed in the SEC Documents filed by Parent, are duly authorized, have been validly issued and are fully paid and nonassessable and are owned by Parent, a wholly owned Subsidiary of Parent, or Parent and another wholly owned Subsidiary of Parent, free and clear of all material Encumbrances of any kind or nature whatsoever, other than Parent Permitted Encumbrances, except for restrictions imposed by applicable securities laws.

4.15           General. No representation or warranty by Parent or Merger Sub in this Agreement and no statement contained in the Parent Disclosure Schedules or any certificate or other document furnished or to be furnished to HoldCo and the Key Holders pursuant to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The rights of HoldCo and the Key Holders to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that HoldCo and the Key Holders may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by HoldCo or the Key Holders. Parent hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of HoldCo and the Key Holders, and regardless of the results of any such investigation, Holdco, the Company and each Key Holder has entered into this transaction in express reliance upon the representations and warranties of Parent made in this Agreement.

ARTICLE V
COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, HoldCo, each Key Holder and the Company covenant and agree with Parent as follows:

5.1           Advise of Changes. HoldCo shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of HoldCo or the Company contained in Article III untrue or inaccurate such that the conditions set forth in Sections 8.1 and 8.2 would not be satisfied, (b) any breach of any covenant or obligation of HoldCo or the Company pursuant to this Agreement or any HoldCo Ancillary Agreement or Company Ancillary Agreement such that the conditions set forth in Sections 8.1 and  8.2 would not be satisfied, (c) any Material Adverse Change in HoldCo or the Company, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on HoldCo or the Company or cause any of the conditions set forth in Sections 8.1 and 8.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Sections 8.1 shall not be deemed to amend or supplement the NSC Disclosure Schedule.

5.2           Maintenance of Business.

(a)           HoldCo and the Company shall use their commercially reasonable efforts to carry on and preserve the HoldCo Business and the Company’s business relationships with customers, advertisers, suppliers, employees and others with whom the Company has contractual relations. If HoldCo or the Company becomes aware of any material deterioration in the relationship with any customer, key advertiser, key supplier or employee, it shall promptly bring such information to Parent’s attention in writing and, if requested by Parent, shall exert commercially reasonable efforts to promptly restore the relationship.

(b)           HoldCo and the Company shall (i) pay all of their debts and Taxes when due, subject to good faith disputes over such debts or Taxes and (ii) pay or perform their other Liabilities when due.

(c)           HoldCo and the Company shall use their commercially reasonable efforts to assure that each of the Company’s Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

5.3           Conduct of Business. HoldCo shall continue to conduct, and shall cause the Company to conduct, the HoldCo Business in the ordinary and usual course consistent with its and their past practices, and the Company shall not, without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed):

(a)           incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person other than in the ordinary course of business consistent with past practices;

(b)           (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

(c)           enter into any NSC Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any NSC Material Contract, or enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

(d)           place or allow the creation of any Encumbrance (other than a NSC Permitted Encumbrance) on any of its assets or properties;

(e)           sell, lease, license, transfer or dispose of any assets material to the HoldCo Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

(f)           except as required by Applicable Law, by any Contract in effect of the date hereof or contemplated by this Agreement, (i) pay any special bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant, (ii) amend or enter into any employment or consulting Contract with any such person, or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code);

(g)           change any of its accounting methods;

(h)           declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(i)           terminate, waive or release any material right or claim;

(j)           issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of HoldCo Capital Stock pursuant to the exercise of HoldCo Options on or prior to the Closing Date;

(k)           subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(l)           merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Parent or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m)           amend any HoldCo Charter Document or any Company Charter Document;

(n)           license any of its technology or Intellectual Property (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices, provided, that under no circumstances shall the Company enter into any software escrow or similar agreement or arrangement), or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than One Thousand Dollars ($1,000) per copy);

(o)           materially change any insurance coverage (other than as contemplated in this Agreement);

(p)           (i) agree to any audit assessment by any taxing authority, (ii) file any material Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Parent for its review at a reasonable time prior to filing, (iii) except as required by Applicable Law, make or change any election in respect of Taxes or adopt or change any accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, that would, in the case of (i) through (iv), reasonably be expected to have an adverse effect on Parent or any of its Affiliates in a tax period ending after the Closing Date;

(q)           except as is necessary to comply with its obligations pursuant to Section 5.7 below, modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(r)           (i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(s)           (i) pay, discharge or satisfy, in an amount in excess of Ten Thousand Dollars ($10,000) in any one case or Thirty Thousand ($30,000) in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses, or (ii) make any capital expenditures, capital additions or capital improvements;

(t)           materially change the manner in which it extends warranties, discounts or credits to customers; or

(u)           (i) agree to do any of the things described in the preceding clauses (a)-(u), (ii) take or agree to take any action which would reasonably be expected to make any of HoldCo’s, any Key Holder’s or the Company’s representations or warranties contained in this Agreement or in any HoldCo Ancillary Agreement or any Company Ancillary Agreement untrue or incorrect, or (iii) take or agree to take any action which would reasonably be expected to prevent HoldCo, any Key Holder or the Company from performing or cause HoldCo, any Key Holder or the Company not to perform one or more covenants required hereunder to be performed by HoldCo, any Key Holder or the Company;

For purposes of this Section 5.3, “NSC Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the NSC Disclosure Schedule pursuant to Section 3.11 had such Contract been in effect on the date of this Agreement.

5.4           Regulatory Approvals. HoldCo shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement any HoldCo Ancillary Agreement or any Company Ancillary Agreement. HoldCo and the Company shall use commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by HoldCo or the Company with respect to such authorizations, approvals and consents. HoldCo shall promptly inform Parent of any material communication between HoldCo or the Company and any Governmental Authority regarding any of the transactions contemplated hereby. If HoldCo or any Affiliate of HoldCo receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then HoldCo shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Parent.

5.5           Necessary Consents. Each of HoldCo and the Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Entity (or Parent) to carry on the HoldCo Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any NSC Material Contract.

5.6           Litigation. HoldCo shall notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by HoldCo to be threatened against HoldCo or the Company or any of its officers, directors, employees or stockholders in their capacity as such.

5.7           No Other Negotiations.

(a)           HoldCo and the Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “HoldCo Representatives”) to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Parent) concerning any Alternative Transaction; (b) furnish any nonpublic or confidential information regarding HoldCo or the Company to any Person (other than Parent and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that HoldCo is subject to this Section 5.7); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Parent and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that HoldCo is subject to this Section 5.7); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent and its agents and advisors) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between HoldCo and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction, provided, however, that in the event HoldCo receives an unsolicited proposal with respect to such a transaction, prior to the Stockholder Approval, from any Person (other than Parent and its designees), HoldCo may, to the extent it is required to do so by applicable fiduciary duties confirmed by advice of counsel to that effect, (a “Superior Proposal”) enter into discussion or transactions with or provide information to such Person. If any HoldCo Representative, whether in his or her capacity as such or in any other capacity, takes any action that HoldCo is obligated pursuant to this Section 5.7(a) to cause such HoldCo Representative not to take, then HoldCo shall be deemed for all purposes of this Agreement to have breached this Section 5.7(a).

(b)           HoldCo shall notify Parent within 24 hours after receipt by HoldCo (or, to HoldCo’s knowledge, by any of the HoldCo Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to HoldCo or the Company or for access to any of the properties, books or records of HoldCo or the Company by any Person or Persons other than Parent (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Parent fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Parent a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. HoldCo shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of HoldCo) of any meeting of the Board of Directors of HoldCo at which the Board of Directors of HoldCo is reasonably expected to consider any Alternative Transaction. HoldCo shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

5.8           Access to Information. HoldCo shall allow Parent and its agents and advisors (which shall include Parent’s financing sources and their advisors) access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of HoldCo and the Company, including any and all information relating to HoldCo’s and the Company’s taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement between HoldCo or the Company and Parent (the “Confidentiality Agreement”). HoldCo shall cause its and the Company’s accountants to cooperate with Parent and Parent’s agents and advisors in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants.

5.9           Satisfaction of Conditions Precedent. HoldCo, the Company and each Key Holder shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1 and 8.2, and HoldCo shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement, HoldCo Ancillary Agreements and the Company Ancillary Agreements to be consummated in accordance with the terms hereof and thereof.

5.10           Notices to HoldCo Securityholders and Employees.

(a)           HoldCo shall timely provide to holders of HoldCo Capital Stock, HoldCo Options and creditors of the Company all advance notices required to be given to such Persons in connection with this Agreement, the Certificates of Merger, the Merger and the transactions contemplated by this Agreement, the Articles of Incorporation, under the HoldCo Stock Plans or other applicable Contracts and under Applicable Law.

(b)           The Company shall give all notices and other information required to be given by the Company to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

5.11           280G Stockholder Approval. To the extent any payments made with respect to, or which arise as a result of, this Agreement, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, HoldCo shall (i) within twenty (20) Business Days following the date of this Agreement (and in any event prior to obtaining the consent of any recipient of such payment in accordance with (ii) below), disclose its calculations with respect to the excess parachute payments to Parent, along with the assumptions used to make the calculations and the data necessary for Parent to confirm the accuracy of the calculations, (ii) to the extent not already obtained, promptly obtain the consent of the recipient of any such payment that would otherwise be due and owing that such payment shall not be due and owing, paid or retained, absent 280G Stockholder Approval (as defined below) of such payment, and (iii) promptly (and in any case prior to the Closing Date) cause all such payments to be adequately disclosed to, and submit such payments for approval by a vote of, the stockholders of HoldCo in a manner meeting the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations Section 1.280G-1 Q&A-7 (“280G Stockholder Approval”), and in a manner reasonably satisfactory to Parent.  Parent shall have the right to review and approve (which approval will not be unreasonably withheld or delayed) any consent required by clause (ii) and any disclosure required by clause (iii) before such consent is sought or disclosure is made, as applicable.

ARTICLE VI PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, Parent covenants and agrees with HoldCo as follows:

6.1           Advise of Changes. Parent shall promptly advise HoldCo in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article IV untrue or inaccurate such that the condition set forth in Section 8.3 would not be satisfied, (b) any breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Sections 8.1 and 8.3 would not be satisfied, (c) any Material Adverse Change in Parent or its Subsidiaries, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on Parent or its Subsidiaries or cause any of the conditions set forth in Sections 8.1 and 8.3 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Parent Disclosure Schedule.

6.2           Regulatory Approvals. Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement (other than the Qualifying Offering). Parent shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Parent with respect to such authorizations, approvals and consents. Parent shall promptly inform HoldCo of any material communication between Parent and any Governmental Authority regarding any of the transactions contemplated hereby. If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Parent shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with HoldCo. Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Parent nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Subsidiaries or Affiliates or HoldCo, or the holding separately of the shares of HoldCo Common Stock or (ii) the imposition of any limitation on the ability of Parent or any of its Subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of HoldCo Common Stock.

6.3           Offerings. Parent shall not consummate a public offering of Parent Capital Stock before the Closing other than the Qualified Offering.

6.4           Satisfaction of Conditions Precedent. Parent shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 8.1 and 8.3, and Parent shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement, the Merger Sub Ancillary Agreements and the

Parent Ancillary Agreements to be consummated in accordance with the terms of this Agreement as soon as reasonably practical.

ARTICLE VII ADDITIONAL AGREEMENTS

7.1           Approval of the HoldCo Stockholders. HoldCo, the Company and each Key Holder shall promptly after the date hereof take all action necessary in accordance with Virginia Law and the HoldCo Charter Documents to obtain the Stockholder Approval approving the Merger as soon as practicable and no later than December 31, 2017.

7.2           Employees.

(a)           Section 7.2 of the NSC Disclosure Schedule sets forth a list of each employee of the Company or any of its Subsidiaries, including each employee’s title, location, base compensation, bonus compensation, start date, and accrued PTO. The Company and HoldCo prior to the Closing, and Surviving Entity immediately after the Effective Time and for such period of time as Surviving Entity determines in its sole and absolute discretion, shall continue the at-will employment or other arrangement of the employees of HoldCo, the Company and its Subsidiaries; provided, however, that the Surviving Entity shall be under no obligation to provide continued employment or other work opportunities to any at-will employee or independent contractor following the Closing, and shall be under no obligation to provide any payment or benefits (including, but not limited to base salary, bonus, and any pension or welfare benefits) to any at-will company employee or independent contractor in any form, or at any level, other than as determined by the Surviving Entity in its sole and absolute discretion. HoldCo, the Company and each Key Holder shall use all reasonable efforts to retain existing employees and consultants of HoldCo and/or the Company through the Effective Time (except to the extent that such retention would be outside the normal course of business of the Company), subject to compliance with the covenants of HoldCo and/or the Company hereunder and except that HoldCo and the Company shall have no obligation to take any action that would breach any representation and warranty of HoldCo or the Company hereunder.

(b)           HoldCo and the Company shall use commercially reasonable efforts to take all required corporate action to maintain Company’s 401(k) plan. HoldCo and the Company shall use commercially reasonable efforts to take all required corporate action to maintain all other Company Benefit Arrangements.

(c)           Such employees of the Company who are employed after the Effective Time by Parent or its Subsidiaries shall: (i) receive credit for service with the Company (including credit with predecessors recognized by the Company) for purposes of all employee benefit plans and programs offered by Parent, including but not limited to paid time off, if any; and may be entitled to participate in Parent’s 2017 Equity Award Plan at the sole discretion of Parent and pursuant to the terms and conditions set forth therein.

7.3           Tax Matters.

(a)           Tax Returns.

(i)           The Stockholders’ Agent shall be responsible for preparing, and Parent shall be responsible for filing when due, all Returns required to be filed by HoldCo or the Company for any Tax period ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) (including, without limitation, all income tax Returns for the taxable year ending on the Closing Date). Returns prepared by the Stockholder’s Agent pursuant to this Section 7.3(a)(i) shall be prepared in a manner consistent with past practices of HoldCo or the Company unless otherwise required by Applicable Law. The Stockholders’ Agent shall provide Parent with a copy of such Returns (and supporting schedules) at least twenty-five (25) days in advance of the due date for such Returns. If the due date for filing any such Return is within twenty-five (25) days of the Closing Date, the Stockholders’ Agent shall provide Parent with a copy of such Return (and supporting schedules) within a reasonable period of time prior to the due date. The Stockholders’ Agent shall make any changes and revisions to such Returns as are reasonably requested by Parent. The Stockholders’ Agent shall cause to be paid to Parent, within a reasonable time after having received a written request therefore from Parent, an amount equal to any Taxes to be paid for such Pre-Closing Tax Period, and Parent shall then pay or cause to be paid when due all Taxes with respect to any such Returns.

(ii)           Parent shall be responsible for preparing and filing when due all Returns of HoldCo or the Company for any Tax period ending after the Closing Date and shall pay or cause to be paid when due all Taxes with respect to any such Returns. Returns prepared and filed by Parent for a Straddle Period (“Straddle Period Tax Returns”) shall be prepared in a manner consistent with past practices of the Company unless otherwise required by Applicable Law. Parent shall provide the Stockholders’ Agent with a copy of such Straddle Period Tax Returns (and supporting schedules) at least twenty-five (25) days in advance of the due date for such Returns. If the due date for filing any Straddle Period Tax Return is within twenty-five (25) days of the Closing Date, Parent shall provide the Stockholders’ Agent with a copy of such Return (and supporting schedules) within a reasonable period of time prior to the due date. Parent shall make any changes to such Straddle Period Tax Returns as are reasonably requested by the Stockholders’ Agent. The Stockholders’ Agent shall cause to be paid to Parent, within a reasonable time after having received a written request therefore from Parent, an amount equal to any Taxes relating to the portion of a Straddle Period ending on the Closing Date, as determined in accordance with Section 7.3(c).

(b)           Cooperation; Audits. In connection with the preparation and filing of Returns, audit examinations, and any administrative or judicial proceedings relating to any Tax liabilities imposed on HoldCo, the Company, Parent and the Stockholders’ Agent shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation and filing of such Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.

(c)           Apportionment of Taxes. In order to apportion appropriately any Taxes relating to the portion of a Straddle Period ending on the Closing Date, the portion of any Taxes that are allocable to such period shall be: (A) in the case of Taxes other than income, sales and use, value added, employment and withholding Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (B) in the case of income, sales and use, withholding, value added and employment Taxes, deemed equal to the amount that would be payable if the taxable year or period ended and the books closed at the close of the Closing Date.

(d)           Tax Contests. After the Closing, each of Parent and the Stockholders’ Agent shall promptly notify the other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim, of which such party has been informed in writing by any Taxing Authority, with respect to the Company which, if determined adversely to the taxpayer or after the lapse of time, could (x) be grounds for indemnification pursuant to Section 10.2 of this Agreement or (y) otherwise result in a Tax liability or with respect to a tax period beginning before Closing; provided, that failure to so notify shall not diminish such obligation to indemnify except to the extent of material prejudice.  In the case of a Tax audit or administrative or judicial proceeding (a “Tax Contest”) that relates solely to Pre-Closing Tax Periods, the Stockholders’ Agent shall have the sole right, at its expense (on behalf of the Participating Stockholders), to control the conduct of such Tax Contest; provided, that (i) the Stockholders’ Agent shall not settle, discharge or otherwise dispose of any such Tax Contest without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, and (ii) Parent shall have the right to fully participate in any such Tax Contest at its own expense. Parent shall control and shall have the right to discharge, settle or otherwise dispose of all other Tax Contests.

(e)           Parent shall not amend any Return applicable to a Pre-Closing Tax Period without the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld, conditioned, or delayed. The Participating Stockholders shall be entitled to all Tax refunds of the Company for any Pre-Closing Tax Period. If Parent or Company receives any Tax refund to which Stockholders’ Agent is entitled pursuant to this Section 7.3(e), Parent will promptly pay (or cause Company to pay) the amount of such Tax refund to Participating Stockholders. In the event that any such Tax refund is subsequently disallowed in whole or part by any tax authority, the Participating Stockholders shall promptly return any such amounts (plus any interest or penalties, if applicable) to Parent or the Company, as applicable.

7.4           Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Holders pursuant to Section 2.1 hereof shall constitute “restricted securities” under the Securities Act. All such Holders shall be accredited investors. The certificates of Parent Common Stock shall bear the legend set forth in Section 2.10. It is acknowledged and understood that Parent is relying on certain written representations made by each of the Holders. HoldCo will use its commercially reasonable efforts to cause each Holder to execute and deliver to Parent an Investor Representation Statement in the form attached hereto as Exhibit D (the “Investor Representation Statement”) prior to the Closing Date.

7.5           Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the

Parent Common Stock in connection with the Merger. HoldCo shall take such steps as may be necessary to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

7.6           Release of Guarantees. Parent shall have the HoldCo Stockholders released at Closing from such personal guarantees set forth on Section 7.6 of the NSC Disclosure Schedule. To the extent any personal guarantees set forth on Section 7.6 of the NSC Disclosure Schedule is not released at or prior to the Closing and is enforced against any HoldCo Stockholder after Closing, Parent hereby agrees to indemnify, defend, and hold harmless such HoldCo Stockholder from any amounts that such HoldCo Stockholder is required to pay in connection with the enforcement of any obligations under such personal guarantees after the Closing Date, including reasonable attorneys’ fees and expenses incurred in connection therewith.

7.7           Lock-Up. After the Closing, as consideration for the right to receive the Merger Consideration, each Participating Stockholder shall not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including without limitation any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” within the meaning of Rule 16a-1(h)of the Exchange Act, or otherwise dispose of or enter into any transaction which is designed to, or could be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) the Parent Common Stock received pursuant to Section 2.1(b)(i)(A) of this Agreement for a period commencing on the Closing Date and continuing through the date that is 180 calendar days after the Qualifying Offering (the “Lock-up”); provided, however, that the Participating Stockholder may (i) complete one or more gift transfers of Parent Common Stock to immediate family member(s) (as defined in Item 404(a) of Regulation S-K under the Exchange Act) who agree in writing to be similarly bound for the remainder of the Lock-up; (ii) transfer Parent Common Stock by will or the laws of descent and distribution or to one or more trusts for bona fide estate planning purposes, or (iii) transfer Parent Common Stock as may be required under any benefit plan of Parent, in each case without prior written consent and upon three (3) business days’ written notice to Parent. Parent may enter stop transfer instructions with Parent’s duly appointed transfer agent against the registration or transfer of the any of the Participating Stockholder’s Parent Common Stock except in compliance with this Section 7.7.

ARTICLE VIII
CONDITIONS TO CLOSING OF MERGER

8.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)           Governmental Approvals. Other than the filing of the Certificates of Merger in accordance with the terms of Section 2.3, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority shall have been filed, occurred or been obtained pursuant to Applicable Law.

(b)           No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of the Company by Parent after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Authority, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

(c)           Completion of Qualifying Offering. Parent shall have completed a Qualifying Offering at least fourteen (14) days prior to the Closing Date.

8.2           Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent and Merger Sub:

(a)           Representations and Warranties. The representations and warranties of HoldCo, the Company and/or each Key Holder set forth in this Agreement (without modification by any update or modification to the NSC Disclosure Schedules) that are qualified by materiality shall be true and correct, and the representation and warranties of HoldCo and the Company set forth in this Agreement (without modification by any update or modification to the NSC Disclosure Schedules) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Parent shall have received a certificate signed on behalf of HoldCo by the Chief Executive Officer of HoldCo to such effect.

(b)           Performance of Obligations. HoldCo, each Key Holder and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of HoldCo by the Chief Executive Officer of HoldCo to such effect.

(c)           Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

(d)           Dissenting Stockholders. Holders of not more than five percent (5%) of the issued and outstanding HoldCo Capital Stock (on an as converted basis) as of the Closing shall have elected to, or continue to have contingent rights to, exercise appraisal rights under Virginia Law as to such shares.

(e)           Consents. Parent shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 3.5(a) of the NSC Disclosure Schedule.

(f)           Employment Matters. The executed Employment Agreement of each of the persons identified under the heading “Key Employees” on Exhibit B shall continue to be in full force and effect.

(g)           Termination, Modification or Satisfaction of HoldCo Stockholder Documents and Rights. Each of the agreements identified on Section 8.2(g) of the NSC Disclosure Schedule shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the agreements identified on Section 8.2(g) of the NSC Disclosure Schedule shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

(h)           Resignations of Directors and Officers. The persons holding the positions of a director or officer of HoldCo and the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

(i)           Estimated Net Working Capital. The Company shall deliver the net working capital on its balance sheet equal to the estimated Net Working Capital as of Closing (the “Estimated Net Working Capital”) set forth on the Estimated Working Capital Statement. Prior to the Closing, HoldCo will provide Parent with a written statement setting forth the Estimated Net Working Capital and its components (the “Estimated Working Capital Statement”).

(j)           Spreadsheet. Parent shall have received the Spreadsheet accompanied by a certificate signed on behalf of the Company by the Chief Executive Officer of HoldCo certifying that the Spreadsheet is true, complete and accurate as of the Closing Date and immediately prior to the Effective Time; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Spreadsheet is accurate and shall not diminish Parent’s remedies hereunder if the Spreadsheet is not accurate.

(k)           Good Standing Certificates. Parent shall have received a certificate from the Office of the Clerk of the State Corporation Commission of the Commonwealth of Virginia and each other State in which HoldCo and/or the Company is qualified to do business as a foreign corporation certifying that HoldCo and/or the Company is in good standing and that all applicable fees of HoldCo and/or the Company through and including the Closing Date have been paid.

(l)           FIRPTA. Parent shall have received from HoldCo a properly completed and signed statement under Treasury Regulation Section 1.1445-2(b)(2).

(m)         Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Material Adverse Effect on HoldCo.

(n)          Investor Representation Statement. Parent shall receive an Investor Representation Statement from each Holder in form reasonably satisfactory to Parent.

(o)          HoldCo Stockholder Approval. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by Applicable Law and the

HoldCo Charter Documents, each as in effect on the date of such approval and adoption, by the requisite vote of the holders of HoldCo Capital Stock.

8.3           Additional Conditions to Obligations of HoldCo. The obligation of HoldCo and the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by HoldCo:

(a)           Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representation and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and HoldCo shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b)           Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and HoldCo shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(c)           Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect on Parent.

(d)           Registration Rights Agreement. Each Key Holder shall have received a Registration Rights Agreement executed by Parent as of the Closing Date in substantially the form attached hereto as Exhibit C.

ARTICLE IX TERMINATION OF AGREEMENT

9.1           Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and HoldCo.

9.2           Unilateral Termination.

(a)           Either Parent or HoldCo, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b)           Either Parent or HoldCo, by giving written notice to the other, may terminate this Agreement if Parent shall not have completed a Qualifying Offering by February 28, 2018; provided, that, in the event of a termination of this Agreement under this Section 9.2(b), Parent shall promptly pay to HoldCo, in immediately available funds, an amount equal to the Merger Expenses.

(c)           Either Parent or HoldCo, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by March 21, 2018; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Articvle VII to be fulfilled or satisfied on or before such date. Parent shall promptly pay to HoldCo, in immediately available funds, an amount equal to the Merger Expenses in the event Parent terminates this Agreement pursuant to this Section 9.2(c).

(d)           Either Parent or HoldCo, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a breach of (i) any of its representations and warranties under Article III or Article IV, as applicable, or (ii) any of its covenants under Article V or Article VI, as applicable, and has not cured such breach within ten (10) Business Days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(d) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article Viii, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(d) shall not be available to a party if the party is at that time in material breach of this Agreement. In the event HoldCo terminates this Agreement pursuant to this Section 9.2(d), Parent shall promptly pay to HoldCo, in immediately available funds, an amount equal to the Merger Expenses.

(e)           Parent, by giving written notice to HoldCo, may terminate this Agreement if (i) HoldCo’s Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, or (ii) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and HoldCo’s Board of Directors in connection therewith does not within five (5) Business Days of Parent’s request to do so reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction.

(f)           HoldCo, by giving written notice to Parent, may terminate this Agreement (at any time prior to the approval and adoption of this Agreement by the required vote of the stockholders of HoldCo) if HoldCo has received a Superior Proposal (prior to the Stockholder Approval) and the Board of Directors of HoldCo determines in its good faith judgment, confirmed by advice of outside legal counsel, that it is required to recommend or accept such Superior Proposal; provided, that HoldCo has complied in all material respects with the provisions of Section 5.7.

9.3           Effect of Termination. In the event of termination of this Agreement as provided in Section 9.2, this Agreement shall forthwith become void and, except as otherwise provided in Section 9.2(b), 9.2(c), and 9.2(d) there shall be no liability or obligation on the part of Parent, Merger Sub, HoldCo or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (i) the provisions of this Section 9.3 (Effect of Termination) and Article XI (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE X
INDEMNIFICATION

10.1           Survival Periods. If the Merger is consummated, the representations and warranties of the parties contained in this Agreement and the representations and warranties set forth in HoldCo’s closing certificate referenced in Section 8.2, respectively, shall survive the Effective Time, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement for a period of eighteen (18) months following the Closing (the “Indemnity Period”), except that the representations and warranties set forth in the Fundamental Representations shall survive the Effective Time, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement for a period of thirty-six (36) months following the Closing (the “Fundamental Reps Indemnity Period”); provided, however, that (a) no right to indemnification pursuant to this Aricle X in respect of any claim based upon any breach of any representation or warranty that is not a Fundamental Representation that is set forth in a Notice of Claim delivered prior to the expiration of the Indemnity Period shall be affectedby the expiration of such Indemnity Period, and (b) no right to indemnification pursuant to this Article X in respect of any claim based upon any breach of any Fundamental Representation that is set forth in a Notice of Claim delivered prior to the expiration of the Fundamental Reps Indemnity Period shall be affected by the expiration of such Fundamental Reps Indemnity Period. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article V, Article VI and Article VII) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed, in whole or in part, after the Effective Time, in which case such covenants shall survive until fully performed or observed in accordance with their terms. The right to indemnification pursuant to this Article X based on any breach or inaccuracy of such representations and warranties will not be affected by any investigation conducted with respect to, orany knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty; provided, however, that the representations and warranties of HoldCo or the Company shall be deemed to be limited by the disclosures set forth in the NSC Disclosure Schedules. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect any right to indemnification that may otherwise exist based on any breach or inaccuracy of such representations, warranties and covenants. No claim for indemnification may be asserted after the expiration of the Indemnity Period (except in the case of fraud). Nothing in this Section 10.1 shall limit the application of Section 10.3(d).

10.2           Indemnification. From and after the Effective Time (but subject to Section 10.3(a)), each NSC Indemnifying Party shall, jointly and severally, subject to each Key Holder’s pro rata share of Merger Consideration, indemnify each Parent Indemnitee from and against any Damages that are directly or indirectly suffered or incurred by any of the Parent Indemnitees to the extent that such Damages are the result of or arise out of:

(a)           any inaccuracy in or breach of any representation or warranty made by HoldCo, the Company or either Key Holder in this Agreement as of the date of this Agreement;

(b)           any inaccuracy in or breach of any representation or warranty made by HoldCo, the Company or either Key Holder: (i) in this Agreement as if such representation or warranty was made on and as of the Closing; or (ii) in the HoldCo closing certificate;

(c)           any breach of any covenant or obligation of HoldCo, the Company, either Key Holder, or the Stockholders’ Agent in this Agreement;

(d)           any amounts paid by the Surviving Entity to former HoldCo Stockholders with respect to Dissenting Shares required to be paid or otherwise reasonably paid to the extent that the aggregate of such amounts exceed the aggregate portion of the Merger Consideration that the holders of such Dissenting Shares would have received in the Merger pursuant to Section 2.1had they not dissented;

(e)           any amount by which the Net Working Capital at Closing is less than the Target Net Working Capital Amount, as any shortfall is conclusively determined pursuant to Section 10.4;

(f)           any Pre-Closing Taxes; or

(g)           any claim by any current or former stockholder of HoldCo or the Company.

HoldCo shall have no liability with respect to this Article X after the Closing and the NSC Indemnifying Parties will have no right to seek contribution from HoldCo after the Closing with respect to their indemnification obligations hereunder.

For the avoidance of doubt, (i) the indemnification obligations contained in this Section 10.2 obligate each Key Holder in his personal capacity, (ii) such indemnification obligations of each Key Holder are limited to such Key Holder’s pro rata share of the Merger Consideration, and (iii) such obligations of each Key Holder may not exceed the sum of the portion of the Merger Consideration actually received by such Key Holder, except, in each case, as a result of a judicial determination of fraud committed by such Key Holder.

10.3           Limitations.

(a)           Threshold. Subject to Sections 10.3(c) and 10.3(d), no Parent Indemnitee shall be entitled to be indemnified pursuant to Section 10.2(a) or Section 10.2(b) for any actual or alleged inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such actual or alleged inaccuracy or breach and all other Damages arising from any other actual or alleged inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise directly or indirectly become subject, exceeds $75,000 (the “Threshold”) in the aggregate. If the total amount of Damages exceeds the Threshold, then the Parent Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of the Damages in excess of the Threshold. For the sake of clarity, the Deductible shall not apply to the indemnity for Pre-Closing Taxes.

(b)           Liability Cap. Subject to Sections 10.3(c) and 10.3(d), the maximum amount for which a Parent Indemnitee may be indemnified pursuant to Section 10.3(a) and Section 10.3(b) for any actual or alleged inaccuracy in or breach of any representation or warranty in this Agreement, shall be $5,000,000.

(c)           Applicability of Threshold. The limitations set forth in Section 10.3(a) and Section 10.3(b) shall not apply in the event of fraud (whether on the part of such NSC Indemnifying Party, any other NSC Indemnifying Party, HoldCo, the Company or any representative of HoldCo or the Company).

(d)           Exceptions to Limitations; Fraud. With respect to Damages arising or resulting from any inaccuracies in or breaches of any of the Fundamental Representations or pursuant to Sections 10.2(c) through (g), the maximum aggregate amount for which Parent Indemnitees may be indemnified pursuant to this Agreement shall be the Merger Consideration (except in the case of actual fraud).

(e)           Net Working Capital. There shall be no obligation on the part of the NSC Indemnifying Parties to indemnify the Parent Indemnitees under this Article X to the extent that any claim for indemnification relates to an amount otherwise included in the calculation of the Net Working Capital as of the Closing.

(f)           Change in Applicable Law. There shall be no obligation to indemnify for any Damages which would not have arisen but for any alteration or repeal or enactment of any Applicable Law after the Closing Date.

(g)           Determination of Damages. For purposes of determining Damages and/or any inaccuracy in or breach of any representation or warranty with respect to this Article X, such Damages shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(h)           Sole and Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims and Damages (other than claims and Damages arising from fraud) relating to the Merger or other transactions contemplated by this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section  10.3 shall limit any Person’s right to seek and obtain any (a) equitable relief to which any Person shall be entitled pursuant to Section 11.5, (b) remedies under the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements, (c) to seek any remedy on account of any party’s fraud (or agent thereof), or (d) the remedy available to Parent under Section 9.2(e).

(i)           Offset. The parties hereby expressly acknowledge and agree that any amount of Damages that any Parent Indemnitee may be entitled to recover under this Article X may be satisfied (solely at the discretion of Parent) by the cancellation of that number of shares of Parent Common Stock of each Key Holder (on a pro rata basis as between such Key Holders)

equal to the amount of such Damages. For purposes of this Article X, each share of Parent Common Stock shall be deemed to be worth the five (5) trading day VWAP of each share of Parent Common Stock, as determined immediately prior to such cancellation.

(j)           General Releases. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any matter relating to the Merger or other transactions contemplated by this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article X.

(k)           Key Holder Waiver and Full Release. Notwithstanding anything to the contrary herein, each Key Holder on behalf of himself, hereby waives to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (including in connection with the Merger or other transactions contemplated by this Agreement) he may have against Parent, HoldCo, the Company, Merger Sub, any Affiliate of the foregoing or each of their respective representatives, in each case except pursuant to the indemnification provisions set forth in this Section 10.3. Further, each Key Holder hereby irrevocably and unconditionally releases and forever discharges Parent, HoldCo, the Company, Merger Sub, their respective Affiliates and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (collectively, in such capacity, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity relating to (A) the transactions contemplated by this Agreement and (B) any employment arrangements which each Key Holder may have against each of the Released Parties, in either case in respect of any cause, matter or thing occurring or arising on or prior to the Closing; provided, that this Section 10.3(j) shall not alter, affect or terminate this Agreement or any rights of each Key Holder arising hereunder. In addition, nothing in this Section 10.3(j) shall affect the right of each Key Holder to seek and obtain (a) equitable relief to which any Person shall be entitled pursuant to Section 11.5, (b) remedies under the Ancillary Agreements or (c) remedy on account of any party’s fraud in any manner whatsoever.

10.4           Determination of the Closing Net Working Capital.

(a)           Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Stockholders’ Agent a statement setting forth its calculation of Net Working Capital as of the Closing (the “Final Closing Working Capital Statement”) and a certificate of Parent that the Final Working Capital Statement was prepared using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Estimated Working Capital Statement.

(b)           If the Stockholders’ Agent disagrees with the Final Closing Working Capital Statement, the Stockholders’ Agent shall notify Parent in writing of such disagreement within thirty (30) days after delivery of the statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and, to the extent practicable, the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement (collectively, a “Disagreement Notice”). During the Stockholders’ Agent review of the Final Closing Working Capital Statement, the Stockholders’ Agent shall have reasonable access to any documents, schedules or work papers, to the personnel who prepared the statement and to other employees of or advisors to Parent or the Surviving Entity to the extent access is reasonably required for the Stockholders’ Agent to assess the acceptability of the Final Closing Working Capital Statement. If the Stockholders’ Agent fails to deliver such notice in such thirty (30) day period, the Stockholders’ Agent shall have waived its right to contest, and shall be deemed to have agreed to, the Final Closing Working Capital Statement.

(c)           If the Stockholders’ Agent notifies Parent of any objections to the Final Closing Working Capital Statement, the Stockholders’ Agent and Parent shall, within thirty (30) days following the date of such notice (the “Resolution Period”), negotiate in good faith to resolve their differences and any written resolution by them as to any disputed item or amount shall be final and binding for all purposes under this Agreement. If at the conclusion of the Resolution Period, the Stockholders’ Agent and Parent are unable to resolve all disagreements identified by the Stockholders’ Agent pursuant to Section 10.4(a), then such disagreements shall be submitted for final and binding resolution to an independent nationally recognized accounting firm selected in good faith and by mutual agreement of the Stockholders’ Agent and Parent to resolve such disagreements (the “Accounting Arbitrator”). The Accounting Arbitrator will only consider those items and amounts set forth in the Final Closing Working Capital Statement as to which the Stockholders’ Agent and Parent have disagreed and must resolve the matter in accordance with the terms and provisions of this Agreement and shall deliver to the Stockholders’ Agent and Parent, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Accounting Arbitrator shall make its determination based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In reaching its determination, the only alternatives available to the Accounting Arbitrator will be to (i) accept the position of the Stockholders’ Agent, (ii) accept the position of Parent or (iii) accept a position between those two positions. The determination of the Accounting Arbitrator shall be final and binding upon the Stockholders’ Agent and Parent. Judgment may be entered upon the determination of the Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced. The fees, expenses and costs of the Accounting Arbitrator shall be borne pro rata as between the Stockholders’ Agent (on behalf of the NSC Indemnifying Parties), on the one hand, and Parent, on the other hand, in proportion to the final allocation made by such Accounting Arbitrator of the disputed items weighted in relation to the claims made by the Stockholders’ Agent and Parent, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

10.5           Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Entity, HoldCo, Parent or any other Person) with respect to which any Parent Indemnitee has a right to indemnification pursuant to this Article X, the Stockholders’ Agent shall have the right, at his election, to proceed with the defense of such claim or Legal Proceeding on his own with counsel reasonably satisfactory to Parent. The parties agree that, without limiting the Stockholders’ Agent’s choice of counsel, it shall be reasonable for the Stockholders’ Agent to use counsel that has used by the Company in the past. Parent shall have the right to participate in the defense of the claim at its own expense (on behalf of the Parent Indemnitees). If the Stockholders’ Agent so proceeds with the defense of any such claim or Legal Proceeding:

(a)           The Stockholders’ Agent shall keep Parent reasonably informed as to the status of and all material developments in the defense;

(b)           subject to the other provisions of this Article X, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the NSC Indemnifying Parties and not made subject to the Threshold;

(c)           each Parent Indemnitee shall make available to the Stockholders’ Agent any documents and materials in such indemnitee’s possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(d)           The Stockholders’ Agent shall not have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of Parent (which consent shall not be unreasonably withheld or delayed). Any settlement, adjustment or compromise of a claim or Legal Proceeding with the written consent of Parent shall be conclusive evidence of the amount of Damages incurred by the Parent Indemnitee in connection with such claim or Legal Proceeding.

(e)           If the Stockholders’ Agent does not elect to proceed with the defense of any such claim or Legal Proceeding, Parent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Stockholders’ Agent; provided, however, that Parent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of the Stockholders’ Agent (which consent may not be unreasonably withheld or delayed). Parent shall give the Stockholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub, HoldCo or the Company; provided, however, that any failure on the part of Parent to so notify the Stockholders’ Agent shall not limit any of the indemnification obligations set forth in this Article X (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

10.6           Indemnification Claim Procedure.

(a)            If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article X or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the Indemnifying Party; provided, however, that the failure timely to give a Notice of Claim shall affect the rights of an Indemnitee hereunder only to the extent that such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnitee. Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under this Article X or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)           During the 30-day period commencing upon delivery by an Indemnitee to the Indemnifying Party of a Notice of Claim (the “Dispute Period”), the Indemnifying Party may deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Indemnifying Party: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnifying Party’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnifying Party asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Stockholders’ Agent shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c)           If: (i) the Stockholders’ Agent delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee; or (ii) the Stockholders’ Agent does not deliver a Response Notice to the Indemnitee during the Dispute Period, then the Indemnifying Parties shall pay the Claimed Amount to the Indemnitee within three (3) Business Days.

(d)           If the Indemnifying Party delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then the Indemnifying Parties shall pay such lesser amount to the Indemnitee within three (3) Business Days.

(e)           If the Indemnifying Party delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Indemnifying Party and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnifying Party resolve such dispute, then their resolution of such dispute shall be binding on the Indemnifying Party and such Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnifying Party. The Indemnifying Party shall pay within three (3) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement) the Stipulated Amount to the Indemnitee.

10.7           Exercise of Remedies Other Than by Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.8           Certain Limitations. The amount of any Damages for which indemnification is provided under this Agreement shall be net of any Tax benefits realized by an Indemnitee in connection with such Damages and amounts actually recovered by the Indemnitees from third parties (including amounts actually recovered under insurance policies) with respect to such Damages. Any netting of insurance proceeds may be satisfied by the Indemnitees assigning any potential insurance claims to the Indemnifying Parties and, in any event, the potential availability of insurance proceeds shall not permit delay by the Indemnifying Party in the performance of its duties under this Aricle X. Any Indemnifying Parties hereunder shall be subrogated to the rights of the Indemnitees as against any relevant insurer upon payment in full of the amount of the relevant indemnifiable loss.

10.9           Stockholders’ Agent.

(a)            Appointment. By virtue of the adoption and approval of this Agreement in exchange for Merger Consideration pursuant to this Agreement, the NSC Indemnifying Parties irrevocably nominate, constitute and appoint Stockholders’ Agent as the agent and true and lawful attorney in fact of the NSC Indemnifying Parties, with full power of substitution, to act in the name, place and stead of the NSC Indemnifying Parties for purposes of executing any documents and taking any actions that the Stockholders’ Agent may, in the Stockholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under this Article X. Stockholders’ Agent hereby accepts such appointment.

(b)           Authority. The NSC Indemnifying Parties grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such NSC Indemnifying Party any and all documents that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.9(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Parent Indemnitee shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under this Article X; and (ii) each Parent Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any NSC Indemnifying Parties by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any NSC Indemnifying Parties by the Stockholders’ Agent, as fully binding upon such NSC Indemnifying Parties.

(c)           Power of Attorney. The NSC Indemnifying Parties recognize and intend that the power of attorney granted in Section 10.9(a) and the powers: (i) are coupled with an interest and irrevocable; (ii) may be delegated by the Stockholders’ Agent; (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the NSC Indemnifying Parties and shall be binding on any successor thereto; and (iv) shall survive the delivery of an assignment by any NSC Indemnifying Party of the whole or any fraction of his, her or its interest in the Merger Consideration and/or this Agreement.

(d)           Replacement. If the Stockholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the NSC Indemnifying Parties shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, disability or inability, appoint a successor to the Stockholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the NSC Indemnifying Parties. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent and the Closing and/or any termination of this Agreement.

(e)           Stockholders’ Agent Limitations. Notwithstanding anything to the contrary in this Agreement or any Stockholders’ Agent letter agreement, the Stockholders’ Agent will only have the power or authority to act regarding matters pertaining to the NSC Indemnifying Parties as a group and does not have the power authority to act regarding matters pertaining to an individual NSC Indemnifying Party, or to treat any particular NSC Indemnifying Party in a manner different from any other NSC Indemnifying Party, except as consistent with such NSC Indemnifying Party’s pro rata share of the Merger Consideration. Further, the powers conferred on the Stockholders’ Agent in this Agreement do not authorize or empower the Stockholders’ Agent to do or cause to be done any action (including without limitation by amending or waiving any provision of this Agreement or otherwise) that (i) results in an increase of any NSC Indemnifying Party’s indemnity or other obligations or liabilities under this Agreement or any Ancillary Agreement, or (ii) results in the amounts payable under this Agreement to any NSC Indemnifying Party being distributed in any manner other than as specified in this Agreement.

10.10           Parent Indemnification. Effective at and after the Effective Time, Parent hereby indemnifies the NSC Indemnifying Parties, their Affiliates and their respective successors and assignees (collectively, the “Stockholder Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Stockholder Indemnitees arising out of (a) any inaccuracy in or breach of any representation or warranty made by Parent or the Merger Sub as of the date of this Agreement; (b) any inaccuracy or breach of any representation or warranty made by Parent or the Merger Sub (i) in this Agreement as if such representation or warranty was made as of the Closing; or (ii) in Parent’s closing certificate; (c) any breach of any covenant or obligation of Parent, the Merger Sub or the Surviving Entity in this Agreement; and (d) any amount by which the Net Working Capital exceeds the Target Working Capital Amount, as any excess is conclusively determined pursuant to Section 10.4; provided, that, except with respect to any Damages pursuant to Section 10.10(d), Parent’s maximum aggregate liability shall not exceed $250,000; and provided further, that the Stockholder Indemnitees can only execute any claim pursuant to this Section 10.10 against Parent through the Stockholders’ Agent.

ARTICLE XI
MISCELLANEOUS

11.1           Governing Law. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, the interpretation and enforcement of the rights and duties of the parties hereto and the consummation and effects of the Merger; provided, however, that the internal laws of the Commonwealth of Virginia shall govern the validity of the Merger in Virginia.

11.2           Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, this provision shall not apply to an assignment by operation of law to a designated executor of a HoldCo Stockholder resulting from the death of such HoldCo Stockholder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

11.3           Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

11.5           Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

11.6           Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 11.6 at any time before or after adoption of this Agreement by the HoldCo

Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the HoldCo Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of HoldCo and Parent, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

11.7           Expenses. Whether or not the Merger is successfully consummated, except as other provided in Section 9.2(b), each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

11.8           Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as Damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.9           Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11.9:

If to Parent, Merger Sub (prior to and after the Closing) or the Company (after the Closing):

Novume Solutions, Inc.
14420 Albemarle Point Place, Suite 200
Chantilly, VA 20151
Attention: Robert Berman

with a copy to:

Crowell & Moring LLP
1001 Pennsylvania Avenue, NW,
Washington, DC 20004
Attention: Morris F. DeFeo Jr., Esq.
Fax No.: (202) 628-5116

If to HoldCo or the Company (prior to the Closing):

NeoSystems Corp.
1861 International Drive, Suite 200
Tysons Corner, VA 22102

with a copy to:

Venable LLP
600 Massachusetts Avenue, NW
Washington, DC 20001
Attention: Charles J. Morton, Jr., Esq.
Fax No.: (410) 244-7742

If to the Stockholders’ Agent:

Michael Tinsley
1861 International Drive, Suite 200
Tysons Corner, VA 22102

11.10                      Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Any dollar amount included herein shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect” or any other similar qualification in this Agreement.

11.11                      Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely among the parties to this Agreement. Each Holder shall be an intended third party beneficiary solely with regard to the provisions of Section 2.10(c).

11.12                      Public Announcement. HoldCo shall not make any public announcement of any kind regarding the terms of this Agreement and the transactions contemplated hereby. Following the date hereof, Parent may issue such press releases, and make such other public disclosures regarding the Merger, as it determines are required or deems appropriate. HoldCo and Parent each confirm that they have entered into the Confidentiality Agreement and that, subject to the preceding sentence, they are each bound by, and shall abide by, the provisions of such Confidentiality Agreement; provided, however, that Parent shall not be bound by such

Confidentiality Agreement after the Closing. If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement. Each HoldCo Stockholder that is a partnership, a limited liability company or a venture capital or private equity fund may disclose to its limited partners, members or investors, as applicable, and to their respective representatives, the terms of this Agreement or the transactions contemplated by this Agreement.

11.13                      Entire Agreement. This Agreement, the exhibits and schedules hereto, the HoldCo Ancillary Agreements, the Company Ancillary Agreements, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, among the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

11.14                      Waiver of Jury Trial. EACH OF PARENT, MERGER SUB, HOLDCO, THE COMPANY, THE STOCKHOLDERS’ AGENT AND EACH KEY HOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB, HOLDCO, THE COMPANY, THE STOCKHOLDERS’ AGENT OR ANY KEY HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Novume Solutions, Inc.	NeoSystems LLC.

/s/ Robert A. Berman	/s/ Michael Tinsley
Name: Robert A. Berman	Name: Michael Tinsley
Title: Chief Exeicutive Officer	Title: Chief Executive Officer

NeoSystems HoldCo, Inc.

/s/ Michael Tinsley
Name: Michael Tinsley
Title: Chief Executive Officer

NeoSystems Holding, LLC.

By: Novume Solutions, Inc.,
its Sole Member

By: /s/ Robert A. Berman
Name: Robert A. Berman
Title: Chief Executive Officer

/s/ Michael Tinsley
MICHAEL TINSLEY,
as the Stockholders' Agent

/s/ Michael Tinsley
MICHAEL TINSELY,
in his personal capacity

/s/ Robert W. Wilson, Jr.
ROBERT W. WILSON, JR
in his personal capacity